Exhibit 1

WESTPAC BANKING CORPORATION
ABN 33 007 457 141

INTERIM FINANCIAL REPORT

31 MARCH 2006

Directors’ Report

The Directors of Westpac Banking Corporation (Westpac) present their report together with the financial statements of Westpac and its controlled entities (collectively referred to as ‘the Group’) for the half year ended 31 March 2006.

Directors

The names of the Directors of Westpac holding office at any time during, and since the end of, the half year and the period for which each has served as a Director are set out below:

Leon Davis	Chairman since December 2000
Director since November 1999

David Morgan	Managing Director and Chief Executive Officer since March 1999
Executive Director since November 1997

Gordon Cairns	Director since July 2004

David Crawford	Director since May 2002

Edward Evans	Director since November 2001

Carolyn Hewson	Director since February 2003

Helen Lynch	Director since November 1997

Peter Wilson	Director since October 2003

Review and results of the Group’s operations during the half year

The net profit of the Group for the half year ended 31 March 2006, after tax and minority interests, was $1,469 million compared with $1,261 million for the half year ended 31 March 2005, an increase of 16%.

Net operating income increased 10% to $4,563 million and net interest income increased 12% to $2,860 million compared to the half year ended 31 March 2005. The 12% increase in net interest income was assisted by 10% growth in average interest earning assets since 31 March 2005. Operating expenses increased 3% to $2,135 million and basic earnings per share grew 14% to 79.7 cents compared to the half year ended 31 March 2005.

An interim dividend for the half year ended 31 March 2006 of 56 cents per ordinary share, estimated to be $1,023 million has been determined and will be paid on 3 July 2006. The dividend will be fully franked. The current interim dividend is an increase of 14% over the 2005 interim dividend which was also fully franked.

Auditor’s Independence Declaration

A copy of the auditor’s independence declaration as required under section 307C of the Corporations Act 2001 is set out on the following page and forms part of this report.

Rounding of amounts

In accordance with ASIC Class Order 98/0100, all amounts have been rounded to the nearest million dollars unless otherwise stated.

Signed in accordance with a resolution of the Board of Directors.

L.A. Davis	D.R. Morgan
Chairman	Managing Director and Chief Executive Officer

Sydney

4 May 2006

PricewaterhouseCoopers
ABN 52 780 433 757

Darling Park Tower 2
201 Sussex Street
GPO BOX 2650
SYDNEY NSW 1171
DX 77 Sydney
Australia
www.pwc.com/au
Telephone +61 2 8266 0000
Facsimile +61 2 8266 9999

Auditors’ Independence Declaration

As lead auditor for the review of Westpac Banking Corporation for the half year ended 31 March 2006, I declare that to the best of my knowledge and belief, there have been:

a)                                      no contraventions of the auditor independence requirements of the Corporations Act 2001 in relation to the review; and

b)                                     no contraventions of any applicable code of professional conduct in relation to the review.

This declaration is in respect of Westpac Banking Corporation and the entities it controlled during the period.

D.H. Armstrong	Sydney
Partner	4 May 2006
PricewaterhouseCoopers

Liability limited by a scheme approved under Professional Standards Legislation

Consolidated financial statements

Consolidated income statement for the half year ended 31 March 2006

Westpac Banking Corporation and its controlled entities

		Half Year Ended
		31 March	30 September	31 March
	Note	2006	2005	2005
		$m	$m	$m
Interest income		8,806	7,968	7,576
Interest expense		(5,946)	(5,266)	(5,019)
Net interest income		2,860	2,702	2,557
Non-interest income	3	1,703	1,850	1,604
Net operating income		4,563	4,552	4,161
Operating expenses	4	(2,135)	(2,088)	(2,071)
Impairment losses on loans		(185)	(179)	(203)
Profit before income tax		2,243	2,285	1,887
Income tax expense		(749)	(683)	(540)
Net profit for the period		1,494	1,602	1,347
Profit attributable to minority interests		(25)	(165)	(86)
Profit attributable to equity holders of Westpac Banking Corporation		1,469	1,437	1,261
Earnings per share (cents)
Basic	6	79.7	78.9	69.9
Diluted	6	78.8	78.0	69.3

The above consolidated income statement should be read in conjunction with the accompanying notes.

The adoption of Australian equivalents to International Financial Reporting Standards (A-IFRS) on 1 October 2005 has resulted in changes to the Group’s accounting policies. As explained in Note 1 under the heading ‘First-time Adoption of Australian Equivalents to International Financial Reporting Standards’ certain disclosures for this period may not be presented consistently with prior reported periods. Refer to Note 13 for an explanation of the A-IFRS transition adjustments.

Consolidated balance sheet as at 31 March 2006

Westpac Banking Corporation and its controlled entities

		As at
		31 March	30 September	31 March
	Note	2006	2005	2005
		$m	$m	$m
Assets
Cash and balances with central banks		2,211	1,845	2,038
Due from other financial institutions		17,449	15,363	14,984
Derivative financial instruments		14,656	9,944	10,859
Financial assets at fair value		3,376
Other trading assets		15,283	12,034	12,686
Investment securities		—	2,428	2,898
Available-for-sale securities		1,033
Loans		215,475	198,058	191,862
Acceptances of customers		—	4,864	5,127
Life insurance assets		14,743	13,595	12,553
Regulatory deposits with central banks overseas		372	347	562
Goodwill and other intangible assets		2,920	2,957	2,849
Property, plant & equipment		421	379	379
Deferred tax assets		407	820	874
Other assets		3,533	3,629	3,087
Total assets		291,879	266,263	260,758
Liabilities
Due to other financial institutions		12,256	10,654	8,137
Deposits at fair value		30,658
Deposits at amortised cost		123,233	149,252	145,607
Derivative financial instruments		12,389	10,514	11,162
Other trading liabilities and other financial liabilities at fair value		9,036	3,154	3,326
Debt issues		63,153	48,754	49,984
Acceptances		—	4,864	5,127
Current tax liabilities		64	306	66
Deferred tax liabilities		—	20	22
Life insurance liabilities		13,655	11,717	11,250
Provisions		721	651	528
Other liabilities		5,697	5,270	4,932
Total liabilities excluding loan capital		270,862	245,156	240,141
Loan Capital
Subordinated bonds, notes and debentures		4,491	3,702	4,257
Subordinated perpetual notes		543	512	505
Fixed interest resettable trust securities		662	—	—
Trust preferred securities 2004		679	—	—
Total loan capital		6,375	4,214	4,762
Total liabilities		277,237	249,370	244,903
Net Assets		14,642	16,893	15,855
Shareholders’ Equity
Share capital:
Ordinary share capital	7	5,370	5,296	4,523
Treasury shares		(57)	(61)	(75)
Reserves		208	46	27
Retained profits		7,957	8,280	7,721
Total equity attributable to equity holders of Westpac Banking Corporation		13,478	13,561	12,196
Minority interests
Managed investment schemes		—	826	706
New Zealand Class shares		—	—	451
Fixed interest resettable trust securities		—	659	659
Trust preferred securities 2003		1,137	1,137	1,137
Trust preferred securities 2004		—	688	688
Other		27	22	18
Total minority interests		1,164	3,332	3,659
Total shareholders’ equity and minority interests		14,642	16,893	15,855
Contingent liabilities, contingent assets and credit commitments	10

The above consolidated balance sheet should be read in conjunction with the accompanying notes.

The adoption of A-IFRS on 1 October 2005 has resulted in changes to the Group’s accounting policies. As explained in Note 1 under the heading ‘First-time Adoption of Australian Equivalents to International Financial Reporting Standards’ certain disclosures for this period may not be presented consistently with prior reported periods. Refer to Note 13 for an explanation of the A-IFRS transition adjustments.

Consolidated statement of recognised income and expense for the half year ended 31 March 2006

Westpac Banking Corporation and its controlled entities

		Half Year Ended
		31 March	30 September	31 March
	Note	2006	2005	2005
		$m	$m	$m

Gains/(losses) on available-for-sale securities:
Recognised in equity		2
Transferred to the income statement		(6)
Gains/(losses) on cash flow hedging instruments:
Recognised in equity		3
Transferred to the income statement		(30)
Exchange differences on translation of foreign operations		84	(1)	(95)
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve		3
Cash flow hedging reserve		8
Foreign currency translation reserve		—	—	—
Net income recognised directly in equity		64	(1)	(95)
Profit for the period		1,469	1,437	1,261
Total net income recognised for the period		1,533	1,436	1,166
Attributable to:
Members of the parent		1,508	1,601	1,252
Minority interests		25	(165)	(86)
Total net income recognised for the period		1,533	1,436	1,166

The above consolidated statement of recognised income and expense should be read in conjunction with the accompanying notes.

The adoption of A-IFRS on 1 October 2005 has resulted in changes to the Group’s accounting policies. As explained in Note 1 under the heading ‘First-time Adoption of Australian Equivalents to International Financial Reporting Standards’ certain disclosures for this period may not be presented consistently with prior reported periods. Refer to Note 13 for an explanation of the A-IFRS transition adjustments.

Consolidated statement of changes in shareholders’ equity for the half year ended 31 March 2006

Westpac Banking Corporation and its controlled entities

		Half Year ended
		31 March	30 September	31 March
	Note	2006	2005	2005
		$m	$m	$m

Share capital
Balance at beginning of period		5,235	4,448	4,234
A-IFRS transition adjustment		—	—	(50)
Restated balance at beginning of period		5,235	4,448	4,184
Shares issued:
Under dividend reinvestment plan	7	207	221	199
Under share purchase and option plan	7	27	101	90
In exchange for New Zealand Class shares		—	451	—
Other	7	52	—	—
Shares bought back	7	(212)	—	—
(Acquisition)/disposal of treasury shares		4	14	(25)
Balance at period end		5,313	5,235	4,448

Available-for-sale securities reserve
Balance at beginning of period		—
A-IFRS transition adjustment		—
Restated balance at beginning of period		—
Net gains/(losses) from changes in fair value		2
Income tax effect		—
Transferred to income statements		(6)
Income tax effect		3
Balance at period end		(1)
Share based payment reserve
Balance at beginning of period		142	122	—
A-IFRS transition adjustment		—	—	79
Restated balance at beginning of period		142	122	79
Current period movement		22	20	43
Balance at period end		164	142	122
Cash flow hedging reserve
Balance at beginning of period		—
A-IFRS transition adjustment		51
Restated balance at beginning of period		51
Net gains/(losses) from changes in fair value		3
Income tax effect		(1)
Transferred to income statements		(30)
Income tax effect		9
Balance at period end		32
Foreign currency translation reserve
Balance at beginning of period		(96)	(95)	(83)
A-IFRS transition adjustment		25	—	83
Restated balance at beginning of period		(71)	(95)	—
Transfer from retained profits		—	(1)	1
Foreign currency translation adjustment		84	—	(96)
Tax on foreign currency translation adjustment		—	—	—
Balance at period end		13	(96)	(95)
Total reserves		208	46	27

Movements in retained earnings were as follows:
Balance at beginning of period		8,280	7,721	7,812
A-IFRS transition adjustment		(50)	—	(569)
Restated balance at beginning of period		8,230	7,721	7,243
Net profit for the year		1,469	1,437	1,261
Deemed dividend on shares bought back	7	(791)	—	—
Final dividend for prior year		(951)	—	(782)
Interim dividend for prior year		—	(879)	—
Transfer (to)/from reserves		—	1	(1)
Balance at period end		7,957	8,280	7,721

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

The adoption of A-IFRS on 1 October 2005 has resulted in changes to the Group’s accounting policies. As explained in Note 1 under the heading ‘First-time Adoption of Australian Equivalents to International Financial Reporting Standards’ certain disclosures for this period may not be presented consistently with prior reported periods. Refer to Note 13 for an explanation of the A-IFRS transition adjustments.

Consolidated cash flow statement for the half year ended 31 March 2006

Westpac Banking Corporation and its controlled entities

	Half Year Ended
	31 March	30 September	31 March
	2006	2005	2005
	$m	$m	$m
Cash flows from operating activities
Interest received	8,861	8,013	7,470
Interest paid	(5,847)	(5,150)	(4,891)
Dividends received excluding life business	4	10	18
Other non-interest income received	2,187	1,230	1,894
Operating expenses paid	(2,215)	(1,553)	(2,391)
Net (increase)/decrease in trading and fair value assets	(4,839)	627	(506)
Net increase/decrease in trading and fair value liabilities	2,391	(171)	(503)
Net (increase)/decrease in derivative financial instruments	(567)	114	(1,943)
Income tax paid excluding life business	(553)	(398)	(353)
Life business:
Receipts from policyholders and customers	1,322	1,114	1,446
Interest and other items of similar nature	24	66	27
Dividends received	196	550	156
Payments to policyholders and suppliers	(1,662)	(1,108)	(1,353)
Income tax paid	(42)	(71)	(23)
Net cash provided by operating activities	(740)	3,273	(952)
Cash flows from investing activities
Proceeds from sale of investment securities		68	62
Proceeds from matured investment securities		1,022	542
Purchase of investment securities		(413)	(185)
Proceeds from available-for-sale securities	208
Proceeds from matured/disposed available-for-sale securities	155
Purchase of available-for-sale securities	(648)
Net (increase)/decrease in:
Due from other financial institutions	(1,777)	(342)	(935)
Loans	(13,412)	(6,736)	(9,271)
Life insurance assets	(381)	(155)	93
Regulatory deposits with central banks overseas	(24)	218	(75)
Other assets	(263)	165	(1,836)
Purchase of intangible assets	(111)	(236)	(179)
Purchase of property, plant and equipment	(77)	(78)	(52)
Proceeds from disposal of property, plant and equipment	14	13	12
Proceeds from disposal of other investments	—	21	20
Controlled entities and businesses disposed, net of cash held	—	25	520
Net cash used in investing activities	(16,316)	(6,428)	(11,284)
Cash flows from financing activities
Issue of loan capital	730	583	818
Redemption of loan capital	—	(1,141)	(255)
Proceeds from issue of shares	27	101	90
Buy-back of NZ Class shares	—	—	(1)
Buy-back of ordinary shares	(1,003)	—	—
Net increase/(decrease) in:
Due to other financial institutions	1,421	2,486	1,408
Deposits and public borrowings	5,458	3,813	481
Debt issues	10,744	(1,150)	9,649
Other liabilities	796	(997)	970
Net (purchase)/sale of treasury shares	4	14	(25)
Payment of dividends	(744)	(658)	(583)
Payment of dividends to minority interests	(20)	(89)	(72)
Net cash provided by financing activities	17,413	2,962	12,480
Net increase in cash and cash equivalents	357	(193)	244
Effect of exchange rate changes on cash and cash equivalents	9	—	(7)
Cash and cash equivalents at the beginning of year	1,845	2,038	1,801
Cash and cash equivalents at year end	2,211	1,845	2,038

The above consolidated cash flow should be read in conjunction with the accompanying notes.

The adoption of A-IFRS on 1 October 2005 has resulted in changes to the Group’s accounting policies. As explained in Note 1 under the heading ‘First-time Adoption of Australian Equivalents to International Financial Reporting Standards’ certain disclosures for this period may not be presented consistently with prior reported periods. Refer to Note 13 for an explanation of the A-IFRS transition adjustments.

Details of the reconciliation of net cash provided by operating activities to net profit attributable to equity holders of Westpac Banking Corporation are provided in Note 11.

Notes to the consolidated financial statements

Note 1. Summary of significant accounting policies

a.                                       Basis of accounting

(i)                                    General

This general purpose interim financial report for the half year ended 31 March 2006 has been prepared in accordance with the requirements for an authorised deposit-taking institution under the Banking Act 1959 (as amended), Australian Accounting Standard AASB 134: Interim Financial Reporting and the Corporations Act 2001.

This interim financial report does not include all the notes of the type normally included in an annual financial report. Accordingly, this report is to be read in conjunction with the annual report for the year ended 30 September 2005 and any relevant public announcements made by Westpac Banking Corporation (“Westpac”) during the interim reporting period in accordance with the continuous disclosure requirements of the Corporations Act 2001.

The principal accounting policies adopted in the preparation of the financial report are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

First-time Adoption of Australian Equivalents to International Financial Reporting Standards (A-IFRS).

This interim financial report is the first Westpac interim financial report to be prepared in accordance with A-IFRS and also complies with International Financial Reporting Standards.

Financial statements of Westpac until 30 September 2005 had been prepared in accordance with previous Australian Generally Accepted Accounting Principles (AGAAP). AGAAP differs in certain respects from A-IFRS. When preparing the interim financial report for the half year ended 31 March 2006, management has amended certain accounting, valuation and consolidation methods applied in the previous AGAAP financial statements to comply with A-IFRS. With the exception of changes related to financial instruments and insurance applicable from 1 October 2005, the comparative figures are restated to reflect these adjustments.

Reconciliations and descriptions of the effect of transition from previous AGAAP to A-IFRS on the Group’s equity and its net income are contained in Note 13.

In accordance with ASIC Class Order 98/0100 as amended by ASIC Class Order 05/641, all amounts have been rounded to the nearest million dollars unless otherwise stated.

United States information for interim financial reports

This interim financial report includes additional information and representations required to be included in interim financial reports to comply with United States (US) reporting requirements.

The following additional information is included in this interim financial report and has been prepared on a consistent basis with information included in the previous annual financial report unless otherwise stated:

•                                          basis for the calculation of earnings per ordinary share (Note 6); and

•                                          reconciliation with US Generally Accepted Accounting Principles (US GAAP) (Note 14).

In the opinion of management, all normal recurring adjustments necessary for a fair statement of the interim period results have been made in this unaudited interim financial report.

(ii)                                First-time adoption of Australian equivalents to International Financial Reporting Standards

AASB 1: First-time Adoption of Australian Equivalents to International Financial Reporting Standards (AASB 1) has been applied in preparing these financial statements.

Westpac has made the following elections in accordance with AASB 1:

•                                          Not to apply AASB 3: Business Combinations retrospectively to any past business combinations (business combinations that occurred before the date of transition to A-IFRS).

•                                          Not to use previous AGAAP revaluations of premises and sites before the date of transition to A-IFRS as deemed cost. Accordingly, Westpac has restated previously revalued items of premises and sites to the lower of historic cost and recoverable amount as at the date of transition to A-IFRS.

•                                          To deem the cumulative translation differences for all foreign operations to be zero at the date of transition to A-IFRS (refer Note 1 (a)(vi)).

•                                          To recognise all cumulative superannuation plan actuarial gains and losses at the date of transition to A-IFRS and to early adopt AASB 119 (issued June 2005) and use the ‘corridor’ approach for subsequent actuarial gains and losses (refer Note 1 (g)(iii)a).

•                                          To apply AASB 2: Share Based Payment retrospectively for all options and performance share rights not yet vested as at the date of transition to A-IFRS, even if granted on or before 7 November 2002.

•                                          To prepare comparative information that does not comply with AASB 132: Financial Instruments: Presentation and Disclosure (AASB 132), AASB 139: Financial Instruments: Recognition and Measurement (AASB 139), AASB 4: Insurance Contracts (AASB 4), AASB 1023: General Insurance Contracts (issued July 2004) (AASB 1023) and AASB 1038: Life Insurance Contracts (issued July 2004) (AASB 1038). Accordingly, the Australian GAAP basis of accounting used in the previous year has been applied to financial instruments within the scope of AASB 139 and AASB 132 and insurance contracts within the scope of AASB 4, AASB 1023 and AASB 1038 for comparative information.

The accounting policies have been consistently applied by the Group to all half years presented in these financial statements and in preparing an opening A-IFRS balance sheet as at 1 October 2004 for the purpose of transition to A-IFRS, except for the adoption of AASB 132, AASB 139, AASB 4, AASB 1023 and AASB 1038. The date of transition to these standards was therefore 1 October 2005.

(iii)                            Early adoption of Standards

Westpac has elected to apply AASB 119: Employee Benefits (issued June 2005) to the annual reporting period beginning 1 October 2005 and AASB 139: Financial Instruments: Recognition and Measurement (issued January 2005) to the annual reporting period beginning 1 October 2005.

(iv)                              Historical cost convention

The financial report has been prepared under the historical cost convention, as modified by applying fair value accounting to available-for-sale financial assets and financial assets and liabilities (including derivative instruments) at fair value through profit or loss.

(v)                                  Principles of consolidation

The consolidated financial statements incorporate the assets and liabilities of all the entities (including special purpose entities) controlled by Westpac and the results of all subsidiaries for the half year then ended. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are presently exercisable or convertible are taken into account.

Subsidiaries are fully consolidated from the date on which control commences and they are de-consolidated from the date that control ceases.

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group (refer Note 1(e)).

The interest of minority shareholders is stated at the minority’s proportion of the net profit and net assets of a subsidiary attributable to equity interests that are not owned, directly or indirectly by Westpac. Any losses applicable to the minority interest in excess of the minority interest are allocated against the interests of Westpac.

(vi)                              Foreign Currency Translation

a.                                       Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in Australian dollars. All amounts are expressed in Australian dollars except where otherwise indicated.

b.                                      Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at balance date exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement, except where deferred in equity as qualifying cash flow hedges or qualifying net investment hedges (refer Note 1(i)(i)).

Translation differences on non-monetary items classified as available-for-sale financial assets are included in the available-for-sale securities reserve in equity.

c.                                       Group companies

Assets and liabilities of overseas branches and subsidiaries that have a functional currency other than the Australian dollar are translated at exchange rates prevailing on the balance date. Income and expenses are translated at average exchange rates prevailing during the period. Other equity balances are translated at historical exchange rates. Exchange differences that have arisen since I October 2004, the date of transition to A-IFRS, are recognised as a separate component of equity in the foreign currency translation reserve.

On consolidation, exchange differences arising from the translation of borrowings and other currency instruments designated as hedges and the net investment in overseas branches and subsidiaries are reflected in the foreign currency translation reserve. When a foreign operation is sold or borrowings are repaid, a proportionate share of such exchange differences are recognised in the income statement as part of the gain or loss on sale or repayment of borrowing.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing exchange rate.

b.                                       Revenue recognition

(i)                                     Interest income

Interest income for all instruments measured at amortised cost or those classified as available-for-sale is recognised in the income statement using the effective interest method. Interest income for instruments measured at fair value through profit or loss is recognised using the yield to maturity method.

The effective interest method is a method of calculating the amortised cost of a financial asset or a financial liability and of allocating the interest income or interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument to the net carrying amount of the financial asset or financial liability. When calculating the effective interest rate, cash flows are estimated based upon all contractual terms of the financial instrument (for example, prepayment options) but do not consider future credit losses. The calculation includes all fees and other amounts paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums or discounts.

Interest relating to impaired loans is recognised using the loan’s original effective interest rate. This rate is also used to discount the future cash flows for the purpose of measuring the impairment loss.

(ii)                                  Dividends on redeemable preference share finance

Dividend income on redeemable preference share finance is included as part of interest income and is recorded in the income statement on an effective interest basis.

(iii)                               Leasing

Finance leases are accounted for under the net investment method whereby income recognition is based on a pattern reflecting a constant periodic rate of return on the net investment in the finance lease and is included as part of interest income.

(iv)                              Fee income

Fees and commissions are generally recognised on an accrual basis over the period during which the service is performed. All fees relating to the successful origination or settlement of a loan (together with the related direct costs) are deferred and recognised as an adjustment to the effective interest rate on the loan. Portfolio and other management advisory and service fees are recognised based on the applicable service contracts, usually on a time proportionate basis. Asset management fees related to investment funds are recognised over the period the service is provided. The same principle is applied for wealth management, financial planning and custody services that are continuously provided over an extended period of time.

(v)                                 Net trading income

Net trading income includes realised and unrealised gains and losses from trading assets and trading liabilities (including all derivatives except those that are designated as hedging instruments).

(vi)                              Other dividend income

Other dividend income is recorded as non-interest income as declared.

(vii)                           Gain or loss on sale of property, plant and equipment

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset and is recognised as non-interest income.

c.                                       Expense recognition

(i)                                     Interest expense

Interest expense, including premiums or discounts and associated issue expenses incurred on the issue of securities, is recognised in the income statement for all financial liabilities measured at amortised cost using the effective interest method (refer Note 1(b)(i)). Interest expense relating to instruments classified at fair value through profit or loss, including trading liabilities is recognised on a yield to maturity basis.

(ii)                                  Losses on loans and receivables carried at amortised cost

The charge recognised in the income statement for losses on loans and receivables carried at amortised cost reflects the net movement in the provisions for individually assessed and collectively assessed loans, write-offs and recoveries of losses previously written-off.

(iii)                               Leasing

Operating lease payments are recognised in the income statement as an expense on a straight-line basis over the lease term unless another systematic basis is more representative of the time pattern of the benefit received. Incentives received on entering into operating leases are recorded as liabilities and amortised as a reduction of rental expense over the lease term on a straight-line basis.

(iv)                              Commissions and other fees

External commissions and other costs paid to acquire mortgage loans through brokers are capitalised and amortised using the effective interest method (refer Note 1 (b)(i)). All other fees and commissions are recognised in the income statement over the period which the related service is consumed.

(v)                                 Wealth management acquisition costs

Acquisition costs are the variable costs of acquiring new business principally in relation to the Group’s life insurance and retail funds management business.

Managed investment acquisition costs

Deferred acquisition costs associated with the retail funds management business are costs that are directly incremental to the acquisition of new business. These costs are recorded as an asset and are amortised in the income statement on the same basis as the recognition of related revenue.

Life insurance acquisition costs

Deferred acquisition costs associated with life insurance business are costs that are incremental to the acquisition of new business. These costs are recorded as an asset and are amortised in the income statement on the same basis as the recognition of related revenue.

(vi)                              Share based compensation

Certain employees are entitled to participate in option and share ownership schemes.

Options and performance share rights

The fair value of options and performance share rights provided to employees as share based compensation is recognised as an expense with a corresponding increase in equity. The fair value is measured at grant date and is recognised over the expected vesting period during which the employees would become entitled to exercise the option or performance share right.

The fair value of options and performance share rights is estimated at grant date using a Binomial/Monte Carlo simulation pricing model incorporating the vesting and performance hurdle features of the grants. The fair value of the options and performance share rights excludes the impact of any non-market vesting conditions such as participants’ continued employment by the Group. The non-market vesting conditions are included in assumptions used when determining the number of options and performance share rights expected to become exercisable for which an expense is recognised. At each reporting date these assumptions are revised and the expense recognised each year takes into account the most recent estimates.

Employee share plan

The value of shares expected to be issued to employees for no consideration under the employee share plan is recognised as an expense over the financial year. The fair value of any ordinary shares issued to satisfy the obligation to employees is recognised as a separate component of equity, or if purchased on market, the obligation to employees is satisfied by delivering shares that have been purchased on market.

d.                                       Income tax

Income tax expense on the profit for the half year comprises current tax and the movement in deferred tax balances.

Current tax is the expected tax payable on the taxable income for the financial year using tax rates that have been enacted or substantively enacted for each jurisdiction at the balance date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding amounts used for taxation purposes. Deferred tax assets and liabilities are not recognised if the temporary difference arises from goodwill, the initial recognition (other than in a business combination) of assets and liabilities that affect neither accounting nor taxable profit, or differences relating to investments in subsidiaries to the extent that they will probably not reverse in the future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates that have been enacted or substantively enacted for each jurisdiction at the balance date that are expected to apply when the liability is settled or the asset is realised.

Current and deferred tax attributable to amounts recognised directly in equity are also recognised directly in equity.

Except as noted above, deferred tax liabilities are recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. For presentation purposes deferred tax assets and deferred tax liabilities have been offset where they relate to income taxes levied by the same taxation authority on the same taxable entity in Group.

e.                                       Acquisitions of assets

The purchase method of accounting is used to account for all acquisitions of assets (including business combinations) regardless of whether equity instruments or other assets are acquired. Cost is measured as the fair value of the assets given, equity instruments issued or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition. Where equity instruments are issued in an acquisition, the value of the instruments is their published market price as at the date of exchange. Transaction costs arising on the issue of equity instruments are recognised directly in equity.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the Group’s incremental borrowing rate.

f.                                         Assets

(i)                                    Financial assets

The Group classifies its financial assets in the following categories: financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments and available-for-sale securities. Management determines the classification of its financial assets at initial recognition.

•                                          Financial assets at fair value through profit or loss

This category has two sub-categories: firstly financial assets held for trading and secondly those designated at fair value through profit or loss at inception. A financial asset is classified in this category if acquired principally for the purpose of selling it in the near term, if it is part of a portfolio of financial instruments that are managed together and for which there is evidence of a recent pattern of short-term profit taking, if it is a derivative that is not a designated hedging instrument, or if so designated on acquisition by management.

•                                          Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money, goods or services directly to a debtor with no intention of trading the receivable.

•                                          Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturity that the Group’s management has the positive intention and ability to hold to maturity.

•                                          Available-for-sale securities

Available-for-sale securities are those non-derivative financial assets that are designated as available-for-sale or that are not classified as financial assets at fair value through profit or loss, loans and receivables or held-to-maturity investments.

Recognition of financial assets

Purchases and sales of financial assets at fair value through profit or loss, held-to-maturity and available-for-sale are recognised on trade-date, the date on which the Group commits to purchase or sell the asset. Loans are recognised when cash is advanced to the borrowers. Financial assets at fair value through profit or loss are recognised initially at fair value. All other financial assets are recognised initially at fair value plus directly attributable transaction costs. Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or where the Group has transferred substantially all the risks and rewards of ownership.

Available-for-sale financial assets and financial assets through profit or loss are subsequently carried at fair value. Loans and receivables and held-to-maturity investments are carried at amortised cost using the effective interest method. Realised and unrealised gains and losses arising from changes in the fair value of financial assets at fair value through profit or loss are included in the income statement in the period in which they arise. Gains and losses arising from changes in the fair value of available-for-sale financial assets are recognised directly in equity, until the financial asset is derecognised or impaired at which time the cumulative gain or loss previously recognised in equity is recognised in the income statement. Dividends on available-for-sale equity instruments are recognised in the income statement when the right to receive payment is established.

The fair values of quoted investments in active markets are based on current bid prices. If the market for a financial asset is not active, the Group establishes fair value by using valuation techniques. These include the use of recent arm’s length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants.

a.                                       Cash and balances with central banks

Cash and balances with central banks includes cash at branches. They are brought to account at the face value or the gross value of the outstanding balance, where appropriate.

b.                                      Due from other financial institutions

Receivables from other financial institutions include loans, nostro balances, certificates of deposit and settlement account balances due from other financial institutions. They are accounted for as loans and receivables (refer Note 1(f)(i)).

c.                                       Derivative financial instruments

Derivative financial instruments including forwards, futures, swaps and options are recognised in the balance sheet at fair value. Fair values are obtained from quoted market prices, independent dealer price quotations, discounted cash flow models and option pricing models, which incorporate current market and contractual prices for the underlying instrument, time to expiry, yield curves and volatility of the underlying. All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

d.                                      Financial assets at fair value

Certain non-trading bonds, notes and commercial bills are designated at fair value through profit or loss (refer Note 1(f)(i)). This designation is only made if the financial asset contains an embedded derivative or it is managed on a fair value basis in accordance with a documented strategy or if designating it at fair value reduces an accounting mismatch.

e.                                       Other trading assets

Other trading assets include debt and equity instruments which are actively traded and securities purchased under agreement to resell. They are accounted for as financial assets at fair value through profit or loss (refer Note 1(f)(i)).

f.                                         Investment securities

This classification relates to prior year comparatives only, before the application of AASB 139: Financial Instruments: Recognition and Measurement. Investment securities were public and other debt and equity securities that were not actively traded. They were measured at cost adjusted for any permanent diminution.

g.                                      Available-for-sale securities

Available-for-sale securities are public and other debt and equity securities that are not classified as at fair value through profit or loss, loans and receivables or as held-to-maturity investments. The accounting policy for available-for-sale securities is set out in Note 1(f)(i).

h.                                      Loans

Loans includes advances, overdrafts, home loans, credit card and other personal lending, term loans, leasing receivables, bill financing and redeemable preference share finance. The accounting policy for loans and receivables is set out in Note 1(f)(i).

Security is obtained if, based on an evaluation of the customer’s credit worthiness, it is considered necessary for the customer’s overall borrowing facility. Security would normally consist of assets such as cash deposits, receivables, inventory, plant and equipment, real estate and investments.

i.                                          Acceptances of customers

This classification relates to prior year comparatives only, before the application of AASB 139: Financial Instruments: Recognition and Measurement. The exposure arising from the acceptance of bills of exchange that were sold into the market was brought to account as a liability. A contra asset, ‘acceptances of customers’, was recognised to reflect the Group’s claim against each drawer of the bills. Bills that had been accepted by the Group and were held in its own portfolio are included in the balance sheet as loans.

j.                                          Regulatory deposits

In several countries in which the Group operates, the law requires that regulatory deposits be lodged with the local central bank at a rate of interest generally below that prevailing in the market. The amount of the deposit and the interest rate receivable are determined in accordance with the requirements of the local central bank. They are accounted for as loans and receivables (refer Note 1(f)(i)).

Impairment of financial assets

Assets carried at amortised cost

The Group assesses at each balance date whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are recognised if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. Objective evidence that a financial asset or group of assets is impaired includes observable data that comes to the attention of the Group about the following loss events:

(i)                                     significant financial difficulty of the issuer or obligor;

(ii)                                  a breach of contract, such as a default or delinquency in interest or principal payments;

(iii)                               the Group granting to the borrower, for economic or legal reasons relating to the borrower’s financial difficulty, a concession that the Group would not otherwise consider;

(iv)                              it becoming probable that the borrower will enter bankruptcy or other financial reorganisation;

(v)                                 the disappearance of an active market for that financial asset because of financial difficulties; or

(vi)                              observable data indicating that there is a measurable decrease in the estimated future cash flows from a group of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the Group, including:

•                                          adverse changes in the payment status of borrowers in the Group; or

•                                          national or local economic conditions that correlate with defaults on the assets in the Group.

The Group first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, and individually or collectively for financial assets that are not individually significant. If the Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognised are not included in a collective assessment of impairment.

If there is objective evidence that an impairment loss on loans and receivables or held-to-maturity investments has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced through the use of a provision account and the amount of the loss is recognised in the income statement. If a loan or held-to-maturity investment has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract.

The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable. For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics (ie, on the basis of the Group’s grading process that considers asset type, industry, geographical location, collateral type, past-due status and other relevant factors). Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated. Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets in the Group and historical loss experience for assets with credit risk characteristics similar to those in the Group. Historical loss experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect the period on which the historical loss experience is based and to remove the effects of conditions in the historical period that do not exist currently.

Estimates of changes in future cash flows for groups of assets reflect and are directionally consistent with changes in related observable data from period to period (for example, changes in unemployment rates, property prices, payment status, or other factors indicative of changes in the probability of losses in the Group and their magnitude). The methodology and assumptions used for estimating future cash flows are reviewed regularly by the Group to reduce any differences between loss estimates and actual loss experience. When a loan is uncollectable, it is written off against the related provision for loan impairment. Such loans are written off after all the necessary procedures have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off decrease the amount of the provision for loan impairment in the income statement. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the provision account. The amount of the reversal is recognised in the income statement.

Assets carried at fair value

The Group assesses at each balance sheet date whether there is objective evidence that a financial asset or a group of financial assets is impaired. For equity investments classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is considered in determining whether the assets are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in profit or loss – is removed from equity and recognised in the income statement. If, in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised in the income statement, the impairment loss is reversed through the income statement.

(ii)                                Non-financial assets

a.                                       Life insurance assets

Assets held by the life insurance companies, including investments in funds managed by the Group, are initially recorded at cost and then adjusted to net market value at each balance date. Net market value adjustments are included in the income statement. Most assets are held in the life insurance statutory funds and can only be used within the restrictions imposed under the Life Insurance Act 1995. The main restrictions are that the assets in a fund can only be used to meet the liabilities and expenses of that fund, to acquire investments to further the business of the fund or as distribution when solvency and capital adequacy requirements are met.

b.                                      Property, plant and equipment

Property, plant and equipment is carried at cost less accumulated depreciation and impairment losses. Cost is the fair value of the consideration provided plus incidental costs directly attributable to the acquisition. Other subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the item of property, plant and equipment. All other expenditure is recognised in the income statement as an expense as incurred. Impairment losses are recognised as a non-interest expense in the income statement.

Depreciation is calculated using the straight-line method to allocate the cost of assets less any residual value over their estimated useful lives, as follows:

•	Premises and sites	Up to 67 years

•	Leasehold improvements	Up to 10 years

•	Furniture and equipment	3 – 15 years

Gains and losses on the disposal of property, plant and equipment are determined by reference to their carrying value and are included in the income statement.

c.                                       Intangible assets

Goodwill

Goodwill represents amounts arising on the acquisition of businesses. Goodwill represents the excess of purchase consideration, including incidental expenses associated with the acquisition, over the fair value of the Group’s share of the identifiable net assets of the acquired business.

In respect of acquisitions prior to 1 October 2004, goodwill is recorded at deemed cost, which represents the amount recorded under previous AGAAP. The classification and accounting treatment of business combinations that occurred prior to 1 October 2004 has not been reconsidered in preparing the opening AIFRS balance sheet at 1 October 2004.

Goodwill is tested for impairment annually and whenever there is an indication that it may be impaired, and is carried at cost or deemed cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units for the purpose of impairment testing.

Goodwill was tested for impairment at 30 September 2005.

Other Intangibles

Other intangibles are stated at cost less accumulated amortisation and impairment losses. Other intangibles consist of computer software and value of in-force business.

•                                          Computer software

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software.

Internal and external costs directly incurred in the purchase or development of computer software, including subsequent upgrades and enhancements are recognised as intangible assets when it is probable that they will generate future economic benefits attributable to the Group. These costs are amortised using the straight-line method to allocate the cost of the asset less any residual value over the estimated useful lives of between 3 and 5 years.

•                                          Value of in-force business

The excess of the purchase consideration for Westpac Life Insurance Services Limited over the fair value of the net tangible assets acquired is recorded as an intangible asset. This represents the future profits to be earned on contracts in existence at the acquisition date. This is amortised over 30 years on a systematic basis reflecting the pattern in which the asset’s future economic benefits are expected to be consumed.

(iii)                            Impairment of non-financial assets

The carrying amount of the Group’s non-financial assets, other than deferred tax assets and assets arising from employee benefits, are reviewed at each balance date to determine whether there is any indication of impairment. If such an indication exists, the asset’s recoverable amount is estimated. An impairment loss is recognised whenever the carrying amount of an asset or the cash-generating unit it is allocated to exceeds its recoverable amount. With the exception of goodwill for which impairment losses are generally not reversed, where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. Impairment losses and reversals of impairment losses are recognised in the income statement.

As detailed in Note 1(f)(ii), goodwill is tested for impairment annually, and whenever there is an indication that it may be impaired.

The recoverable amount of an asset is the greater of its net selling price and value-in-use. In assessing value-in-use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

g.                                      Liabilities

(i)                                    Financial liabilities

Financial liabilities are measured at amortised cost, except for derivatives and deposits at fair value, which are held at fair value through profit or loss.

a.                                       Due to other financial institutions

Due to other financial institutions includes deposits, vostro balances and settlement account balances due to other financial institutions. They are measured at amortised cost.

b.                                      Deposits at fair value

Deposits at fair value include certificates of deposit and interest bearing deposits. They are measured at fair value.

c.                                       Deposits at amortised cost

Deposits at amortised cost include non-interest bearing deposits repayable at call, certificates of deposit and interest bearing deposits. They are measured at amortised cost.

d.                                      Derivative financial instruments

Derivative financial instruments including forwards, futures, swaps and options are recognised in the balance sheet at fair value. Unrealised and realised changes to the fair value of derivatives which are held for trading or do not meet hedging requirements, are recorded in net trading income. Fair values are obtained from quoted market prices, independent dealer price quotations, discounted cash flow models and option pricing models, which incorporate current market and contractual prices for the underlying instrument, time to expiry, yield curves and volatility of the underlying. All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

e.                                       Other trading liabilities and other financial liabilities at fair value

Securities sold under repurchase agreements and securities sold short are classified as trading liabilities. They are accounted for as financial liabilities at fair value through profit or loss.

f.                                         Debt issues and loan capital

These are bonds, notes, commercial paper, debentures, Fixed Interest Resettable Securities (FIRsTS) and Trust Preferred Securities 2004 (TPS 2004) that have been issued by the Group. They are initially recorded at cost, which is the fair value of the consideration received, net of transaction costs. Debt issues are subsequently measured at either amortised cost using the effective interest method to amortise cost at inception to the redemption value over the life of the debt or at fair value through profit or loss.

Loan capital includes FIRsTS and TPS 2004 that qualify as Tier 2 capial and subordinated bonds, notes and debentures that qualify as Tier 2 capital as defined by APRA for capital adequacy purposes.

(ii)                                Life insurance liabilities and Margin on Services

Life insurance liabilities comprise life insurance policy liabilities calculated in accordance with the principles of the ‘Margin on Services’ methodology as set out in Actuarial Standard 1.04 ‘Valuation of Policy Liabilities’ issued by the Life Insurance Actuarial Standards Board and in accordance with AASB 1038 and the interests of third party investors in managed investment schemes controlled through the Group’s life funds.

(iii)                            Provisions

a.                                       Employee entitlement

Wages and salaries, annual leave and sick leave

Liabilities for wages and salaries, including non-monetary benefits, annual leave and accumulating sick leave expected to be settled within 12 months of the reporting date are recognised in provisions in respect of employee’s services up to the balance date and are measured at the amounts expected to be paid when the liabilities are settled.

No provision is made for non-vesting sick leave as the pattern of sick leave taken indicates that no additional liability will arise for non-vesting sick leave.

Long service leave

Liabilities for long service leave expected to be settled within 12 months of the balance date are recognised in the provision for long service leave and are measured at the amounts expected to be paid when the liabilities are settled.

Liabilities for long service leave and other deferred employee benefits expected to be settled more than 12 months from the balance sheet date are recognised in the provision for long service leave and are measured at the present value of expected future payments expected to be made in respect of services provided by employees up to the balance date. Consideration is given to expected future wage and salary levels, experience of employee departure and periods of service. Expected future payments are discounted to their net present value using market yields at the balance date on government bonds with terms that match as closely as possible the estimated timing of future cash flows.

Employee benefit on-costs

A liability is also carried for on-costs, including payroll tax, in respect of provisions for certain employee benefits which attract such costs.

Superannuation obligations

Obligations for contributions to defined contribution plans are recognised as an expense in the income statement as incurred.

The asset or liability recognised in the balance sheet in respect of defined benefit plans is the present value of the defined benefit obligation at the reporting date less the fair value at the reporting date of plan assets as adjusted for unrecognised past service costs. The carrying amount of an asset or liability recognised in respect of a defined benefit plan is restricted to the total of any unrecognised past service cost and the present value of available refunds from the plan and reductions in future contributions to the plan. The present value of the defined benefit obligation is determined by discounting the estimated future cash flows using market yield on government bonds for obligations denominated in Australian dollars, or high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related defined benefit obligation. The calculation is performed annually by an independent qualified actuary using the projected unit credit method.

The cost recognised in the income statement in respect of defined benefit superannuation plans comprises the current service cost, an interest cost and an expected return on plan assets. In addition, actuarial gains or losses which result from annual actuarial valuations, which exceed 10% of the greater of the present value of the defined benefit plan’s obligations or the market value of the defined benefit plan’s assets, are spread on a straight-line basis over the expected remaining service period of members of the respective schemes.

Termination benefits

Liabilities for termination benefits, not in connection with a business combination, are recognised when a detailed plan for the terminations has been developed and a valid expectation has been raised in those employees affected that the terminations will be carried out. Liabilities for termination benefits are recognised within other liabilities unless the timing or amount is uncertain, in which case they are recognised as provisions.

Liabilities for termination benefits relating to a business combination are recognised as at the date of acquisition if, at or before the acquisition date, the main features of the terminations were planned and a valid expectation has been raised in those employees affected that the termination would be carried out and this is supported by a detailed plan. These liabilities are disclosed in aggregate with other restructuring costs arising as a consequence of the acquisition.

Liabilities for termination benefits expected to be settled within 12 months are measured at amounts expected to be paid when they are settled. Amounts expected to be settled more than 12 months from the reporting date are measured at the estimated cash outflows, discounted using market yields at the reporting date on government bonds with terms to maturity and currency that match, as closely as possible, the estimated future payments, where the effect of discounting is material.

b.                                      Provision for leasehold premises

The provision for leasehold premises covers net outgoings on certain unoccupied leased premises or sub-let premises where projected rental income falls short of rental expense. The liability is determined on the basis of the present value of net future cash flows.

c.                                       Provision for restructuring

A provision for restructuring on acquisition is recognised where there is a demonstrable commitment and a detailed plan such that there is little or no discretion to avoid payments to other parties and the amount can be reliably estimated. The provisions relating to costs associated with an acquired entity are taken into account in measuring the fair value of the net assets acquired.

Other provisions for restructuring are only recognised when a detailed formal plan has been approved and the restructuring has either commenced or been announced publicly. Costs relating to ongoing activities are not provided for.

d.                                      Provision for dividends

A liability for dividends is recognised when dividends are declared, determined or publicly recommended by the Directors but not distributed as at the balance date.

h.                                      Equity

(i)                                    Ordinary shares

Ordinary shares are recognised at the amount paid up per ordinary share net of directly attributable issue costs.

(ii)                                Treasury shares

Where the parent entity or other members of the consolidated Group purchases shares in the parent entity’s equity share capital, the consideration paid is deducted from total shareholders’ equity as treasury shares until they are subsequently sold, reissued or cancelled. Where such shares are sold or reissued, any consideration received is included in shareholders’ equity.

(iii)                            Minority interests

Minority interests represents the share in the net assets of subsidiaries attributable to equity interests that are not owned directly or indirectly by the parent entity. The group has on issue the following hybrid instruments; Fixed Interest Resettable Securities (FIRsTS), Trust Preferred Securities 2003 (TPS 2003) and Trust Preferred Securities 2004 (TPS 2004). From 1 October 2004 to 30 September 2005, the FIRsTS, TPS 2003 and TPS 2004 are all classified as minority interests and have been accounted for in accordance with Note 1 (h)(iii). From 1 October 2005, the FIRsTS and TPS 2004 have been reclassified to loan capital and are accounted for in accordance with Note 1 (g)(i).

(iv)                              Reserves

Foreign currency translation reserve: as noted in Note 1(a)(vi), from the date of transition to A-IFRS exchange differences arising on translation of the assets and liabilities of overseas branches and subsidiaries are reflected in the foreign currency translation reserve. Any offsetting gains or losses on hedging these balances, together with any tax effect are also reflected in this reserve, which may be either a debit or credit balance. Any credit balance in this reserve would not normally be regarded as being available for payment of dividends until such gains are realised. Translation differences that arose before the date of transition to A-IFRS in respect of all overseas branches and subsidiaries have been transferred to Retained Profits at the transition date.

Available-for-sale securities reserve: comprises the changes in the fair value of available-for-sale financial securities, net of tax. These changes are transferred to the income statement in other income when the asset is either derecognised or impaired.

Cash flow hedging reserve: comprises the fair value gains and losses associated with the effective portion of designated cash flow hedging instruments.

Share-based payment reserve: comprises the fair value of options and performance share rights recognised as an expense. Upon exercise of options or performance share rights, any proceeds received are credited to share capital. The share-based payment reserve remains as a separate component of equity

i.                                         Other accounting principles and policies

(i)                                    Hedging

The Group uses derivative instruments as part of its asset and liability management activities to manage exposures to interest rates and foreign currency, including exposures arising from forecast transactions. The method of recognising the fair value gain or loss of derivatives depends on the nature of the hedging relationship. Hedging relationships are of three types:

•                                          Fair value hedge: a hedge of the change in fair value of recognised assets or liabilities or firm commitments;

•                                          Cash flow hedge: a hedge of variability in highly probable future cash flows attributable to a recognised asset or liability, or a forecasted transaction; and

•                                          Hedge of a net investment in a foreign operation: a hedge of the amount of the Group’s interest in the net assets of a foreign operation.

The Group uses hedge accounting for derivatives designated in this way when certain criteria are met. At the time a financial instrument is designated as a hedge, the Group formally documents the relationship between the hedging instrument and hedged item, together with the methods that will be used to assess the effectiveness of the hedging relationship. The Group formally assesses, both at the inception of the hedge and on an ongoing basis, whether the hedging derivatives have been ‘highly effective’ in offsetting changes in the fair value or cash flows of the hedged items.

A hedge is regarded as highly effective if, at inception and throughout its life, the Group can expect changes in the fair value or cash flows of the hedged item to be almost fully offset by the changes in the fair value or cash flows of the hedging instrument, and actual results of the hedge are within a range of 80% to 125% of these changes. ‘Hedge ineffectiveness’ represents the amount by which the changes in the fair value of the hedging derivative differ from changes in the fair value of the hedged item or the amount by which changes in the cash flow of the hedging derivative differ from changes (or expected changes) in the cash flow of the hedged item.

a.                                       Fair value hedge

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the income statement, together with any changes in the fair value of the hedged asset or liability that are attributed to the hedged risk.

If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortised to the income statement over the period to maturity. If the item being hedged is an equity security, the adjustment to the carrying amount of the security remains in retained earnings until the disposal of the equity security.

b.                                      Cash flow hedge

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognised in equity. The gain or loss relating to any ineffective portion is recognised immediately in the income statement.

Amounts accumulated in equity are transferred to the income statement in the periods in which the hedged item affects profit or loss.

When a hedging instrument expires or is sold, terminated or exercised or when the hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised in the period in which the hedge item affects profit or loss. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement.

c.                                       Hedge of a net investment in a foreign operation

Hedges on net investments in overseas branches and subsidiaries are accounted in a manner similar to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognised in the foreign currency translation reserve in equity and the gain or loss relating to the ineffective portion is recognised immediately in the income statement. Gains and losses accumulated in equity are included in the income statement when the overseas branches or subsidiary is disposed of.

(ii)                                Embedded derivatives

In certain instances a derivative may be embedded in a ‘host contract’. If the host contract is not carried at fair value with changes in fair value reported in the income statement, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value if the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract.

(iii)                            Loan securitisation

The Group, through its loan securitisation program, packages and sells loans (principally housing mortgage loans) as securities to investors. In such transactions, the Group provides an equitable interest in the loans to investors who provide funding to finance them. Securitised loans and associated funds are included in loans and debt issues. Securitised loans that do not qualify for derecognition and associated funding are included in loans and debt issues respectively.

(iv)                              Funds management and trust activities

Certain controlled entities within the Group conduct investment management and other fiduciary activities as responsible entity, trustee, custodian or manager on behalf of individuals, trusts, retirement benefit plans and other institutions. These activities involve the management of assets in investment schemes and superannuation funds, and the holding or placing of assets on behalf of third parties.

Where controlled entities, as responsible entities or trustees, incur liabilities in respect of these activities, a right of indemnity exists against the assets of the applicable trusts. To the extent these assets are sufficient to cover liabilities, and it is not probable that the controlled entities will be required to settle them, the liabilities are not included in the consolidated financial statements.

The Group also manages life insurance statutory fund assets that are included in the consolidated financial statements (refer Note 1(f)(ii)(a).

At 31 March 2006, the total value of assets under discretionary management by the Group was approximately $41.9 billion (30 September 2005 $38.9 billion and 31 March 2005 $37.7 billion) that have not been included in the consolidated financial statements.

(v)                                  Earnings per share

Basic earnings per share is determined by dividing net profit after tax attributable to equity holders of Westpac, excluding costs of servicing other equity instruments, by the weighted average number of ordinary shares outstanding during the financial year.

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the weighted average number of shares assumed to have been issued for no consideration in relation to dilutive potential ordinary shares. The number of ordinary shares assumed to be issued for no consideration represents the difference between the number that would have been issued at the exercise price and the number that would have been issued at the average market price over the reporting period.

(vi)                              Leases

Leases are classified as either finance leases or operating leases. Under a finance lease, substantially all the risks and rewards incidental to legal ownership are transferred to the lessee, who reports the assets in its balance sheet. In contrast, an operating lease exists where the leased assets are allocated to the lessor.

In its capacity as a lessor, the Group primarily offers finance leases. The Group recognises the assets held under finance lease in the balance sheet as loans at an amount equal to the net investment in the lease. The recognition of finance income is based on a pattern reflecting a constant periodic return on the Group’s net investment in the finance lease. Finance lease income is included within net interest income in the income statement refer Note 1 (b)(iii).

In its capacity as a lessee, the Group mainly uses property and equipment under operating leases. Payments due to the lessor under operating leases are charged to equipment and occupancy expense on a straight-line basis over the term of the lease (refer Note 1(c)(iii)).

(vii)                          Offsetting

Financial assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right to set off the recognised amounts and there is an intention to settle on a net basis, or to realise the asset and settle the liability simultaneously.

(viii)                      Segment Reporting

A segment is a distinguishable component of the Group that is engaged either in providing products or services (business segment), or in providing products or services within a particular economic environment (geographical segment), that is subject to risks and returns of other business or geographical segments.

(ix)                             Rounding of amounts

In accordance with Australian Securities and Investments Commission (ASIC) Class Order 98/0100, all amounts have been rounded to the nearest million dollars unless otherwise stated.

Note 2. Revenue

	Half Year Ended
	31 March 2006	30 September 2005	31 March 2005
	$m	$m	$m
Revenue from operating activities
Interest income	8,806	7,968	7,576
Fees and commissions received	812	972	881
Net gain from investment securities		18	27
Net gain from available-for-sale securities	6
Wealth management operating income	496	581	457
Trading income	373	151	181
Other non-interest income	8	105	45
Total revenue from operating activities	10,501	9,795	9,167
Revenue from outside operating activities
Net gain on sale of fixed assets	7	1	11
Net gain on sale of controlled entities and businesses	1	10	—
Net gain on sale of other investments	—	12	2
Total revenue from outside operating activities	8	23	13
Total revenue	10,509	9,818	9,180

Note 3. Non-interest income

	Half Year Ended
	31 March 2006	30 September 2005	31 March 2005
	$m	$m	$m
Fees and commissions received	812	972	881
Gain on disposal of assets	14	41	40
Wealth management revenue	1,616	1,634	1,259
Life insurance claims and change in policy liabilities	(1,120)	(1,053)	(802)
Trading income	373	151	181
Net gain/(loss) on ineffective hedges	5
Net gains/(losses) on financial instruments at fair value through profit or loss	14
Dividend income	4	10	18
Other non-interest income	(15)	95	27
Total non-interest income	1,703	1,850	1,604

Note 4. Operating expenses

	Half Year Ended
	31 March 2006	30 September 2005	31 March 2005
	$m	$m	$m
Salaries and other staff expenses	1,165	1,091	1,095
Equipment and occupancy costs	227	224	231
Other expenses	743	773	745
Operating expenses	2,135	2,088	2,071

Note 5. Dividends

	Half Year Ended
	31 March 2006	30 September 2005	31 March 2005
	$m	$m	$m
Recognised amounts
Ordinary dividends
Final ordinary dividend:
Ordinary shares 51 cents per share; (2005: 44 cents per share) fully franked	951	—	782
Interim ordinary dividend:
Ordinary shares 49 cents per share fully franked	—	879	—
Total ordinary dividends	951	879	782

Unrecognised amounts
Since the end of the period the directors have determined the payment of the following ordinary dividend:
Ordinary shares 56 cents per share (30 September 2005: 51 cents per share, 31 March 2005: 49 cents per share) fully franked	1,023	951	879

A provision is only made for any dividends declared, determined or publicly recommended by the directors on or before the end of the financial period but not distributed at balance date. The amount disclosed as ‘recognised’ is the dividend declared in respect of the previous financial period.

Note 6. Earnings per share

Basic earnings per share is calculated by dividing the net profit attributable to equity holders of Westpac by the weighted average number of ordinary shares on issue during the period, excluding the number of ordinary shares purchased by the company and held as Treasury shares. Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares.

	Half Year Ended
	31 March 2006		30 September 2005		31 March 2005
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share ($ millions)
Net profit	1,494	1,494	1,602	1,602	1,347	1,347
Net profit attributable to minority interests	(25)	(25)	(165)	(165)	(86)	(86)
Distributions on New Zealand Class shares	—	—	26	26	23	23
FIRsTS distributions	—	22	—	22	—	22
2004 TPS distributions	—	19	—	18	—	18
Earnings	1,469	1,510	1,463	1,503	1,284	1,324
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	1,849	1,849	1,860	1,860	1,842	1,842
Effect of own shares held	(5)	(5)	(6)	(6)	(6)	(6)
Potential dilutive adjustment:
Exercise of options	—	10	—	3	—	5
Conversion of 2004 TPS	—	33	—	35	—	36
Conversion of FIRsTS	—	30	—	34	—	35
Other	—	—	—	1	—	—
Total weighted average number of ordinary shares	1,844	1,917	1,854	1,927	1,836	1,912
Earnings per ordinary share (cents)	79.7	78.8	78.9	78.0	69.9	69.3

During the half year, 2,369,826 options and performance share rights were converted to ordinary shares. The diluted earnings per share calculation includes that portion of these options assumed to be issued for nil consideration, weighted with reference to the date of conversion.

In determining diluted earnings per share, options with an exercise price (including grant date fair value that will be expensed in future periods) greater than the average market price over the period have not been included, as these are not considered dilutive.

Information concerning the classification of securities

Options

Options granted to employees under the General Management Share Option Plan, Senior Officers’ Share Purchase Scheme and Chief Executive Share Option Agreement are considered to be potentially ordinary shares and have been included in the determination of diluted earnings per share. The options have not been included in the determination of basic earnings per share.

Partly Paid Ordinary shares

To the extent that only fully paid ordinary shares qualify for payment of dividends, partly paid ordinary shares are treated as the equivalent of options to acquire ordinary shares and are included as potential ordinary shares in the determination of diluted earnings per share.

Note 7. Share capital

During the period ended 31 March 2006, the following ordinary shares were issued:

•                       2,585,287 ordinary shares issued for the purchase of Hastings Funds Management;

•                       to equity holders in terms of the Dividend Reinvestment Plan, 9,325,349 ordinary shares at a price of $22.22;

•                       to eligible executives and senior management under the Westpac Performance Plan upon exercise of performance options, 47,266 ordinary shares at an average exercise price of $13.59 and upon exercise of performance rights, 79,015 ordinary shares for nil consideration;

•                       to executives under the General Management Share Option Plan upon exercise of options, 872,089 ordinary shares at an average exercise price of $13.30;

•                       to senior officers under the Senior Officers’ Share Purchase Scheme upon exercise of options, 1,371,456 ordinary shares at an average exercise price of $13.72; and

•                       to eligible staff under the Employee Share Plan 833,931 ordinary shares issued for nil consideration.

On 19 December 2005 52,273,870 ordinary shares (approximately 2.8%) were bought back at a price of $19.13 per share for a total cost of $1 billion. The shares bought back have been cancelled. In accordance with the buy-back tender process $15.13 per share of the consideration paid was treated as a fully franked deemed dividend and has been deducted from retained profits ($791 million). The balance of the consideration paid of $4.00 per share and incidental costs of the buy-back have been deducted from share capital ($212 million).

Note 8. Group segment information

The basis of segment reporting reflects the management of the business within the Group, rather than the legal structure of the Group. The business segment results have been presented on a management reporting basis and consequently internal charges and transfer pricing adjustments have been reflected in the performance of each business segment.

Inter-segment transfer pricing

Inter-segment pricing rates are set using prices that would be paid or received in arms length transactions. Effective from 1 October 2005, the margin over benchmark interest rates charged by Treasury to other business units on funding was reduced, reflecting changes in market conditions.

Primary reporting - business segments

The business segments are defined by the customers they service and the services they provide. The Business and Consumer Banking segment is responsible for servicing and product development for consumer and small to medium-sized business customers within Australia. The BT Financial Group designs and manufactures financial products and provides services that enable customers to achieve their financial goals through the accumulation, management and protection of personal wealth. The Institutional Banking segment represents primarily corporations and institutional customers either based in, or with interests in, Australia and New Zealand, and also provides certain services to middle-market business banking customers in Australia and New Zealand. The New Zealand Banking segment provides banking and wealth management services to small to medium-sized business customers. Other includes the results of Business Technology Solutions and Services, Group Treasury, Pacific Banking and Head Office functions. The majority of the direct operating expenses of Other are recharged back to the business segments as indicated in the internal charges line within operating expenses.

	Half Year Ended 31 March 2006
	Business and Consumer Banking	BT Financial Group	Institutional Banking	New Zealand Retail	Other	Total
	$m	$m	$m	$m	$m	$m
Revenue from external customers	5,672	647	1,500	1,522	1,168	10,509
Internal revenue(1)	146	12	1,651	45	(1,854)	—
Total segment revenue	5,818	659	3,151	1,567	(686)	10,509
Interest income	5,075	107	1,267	1,293	1,064	8,806
Interest expense	(1,712)	—	(601)	(490)	(3,143)	(5,946)
Internal charges(1)	(1,343)	(73)	(495)	(375)	2,286	—
Net interest income	2,020	34	171	428	207	2,860
Net non-interest income	597	540	233	229	104	1,703
Internal charges(1)	(50)	(73)	191	(38)	(30)	—
Total operating income	2,567	501	595	619	281	4,563
Depreciation and amortisation	(1)	(7)	(1)	(26)	(104)	(139)
Other non-cash expenses	(51)	(19)	(8)	(2)	(25)	(105)
Other operating expenses	(809)	(208)	(221)	(263)	(390)	(1,891)
Internal charges(1)	(372)	(31)	(52)	(8)	463	—
Total operating expenses	(1,233)	(265)	(282)	(299)	(56)	(2,135)
Impairment losses on loans	(124)	—	(38)	(10)	(13)	(185)
Reversals of impairment losses on loans	—	—	—	—	—	—
Profit before income tax	1,210	236	275	310	212	2,243
Income tax expense	(368)	(71)	(34)	(98)	(178)	(749)
Minority interest	—	—	—	(2)	(23)	(25)
Profit attributable to shareholders of Westpac Banking Corporation	842	165	241	210	11	1,469
Total assets	157,969	18,129	56,836	30,855	28,090	291,879
Total liabilities	105,544	13,251	33,650	18,005	106,787	277,237
Acquisition of fixed assets and intangible assets	53	7	6	16	106	188

(1)               Internal charges are eliminated on consolidation.

	Half Year Ended 30 September 2005
	Business and Consumer Banking	BT Financial Group	Institutional Banking	New Zealand Retail	Other	Total
	$m	$m	$m	$m	$m	$m
Revenue from external customers	5,434	662	1,300	1,417	1,005	9,818
Internal revenue(1)	163	5	1,882	(43)	(2,007)	—
Total segment revenue	5,597	667	3,182	1,374	(1,002)	9,818
Interest income	4,821	88	1,096	1,199	764	7,968
Interest expense	(1,648)	—	(522)	(453)	(2,643)	(5,266)
Internal charges(1)	(1,313)	(70)	(462)	(350)	2,195	—
Net interest income	1,860	18	112	396	316	2,702
Net non-interest income	613	574	204	218	241	1,850
Internal charges(1)	(8)	(96)	235	(9)	(122)	—
Total operating income	2,465	496	551	605	435	4,552
Depreciation and amortisation	—	(4)	(1)	(30)	(106)	(141)
Other non-cash expenses	(55)	(22)	(4)	(6)	(23)	(110)
Other operating expenses	(766)	(211)	(200)	(240)	(420)	(1,837)
Internal charges(1)	(438)	(29)	(63)	(10)	540	—
Total operating expenses	(1,259)	(266)	(268)	(286)	(9)	(2,088)
Impairment losses on loans	(160)	—	(7)	(16)	4	(179)
Reversals of impairment losses on loans	—	—	—	—	—	—
Profit before income tax	1,046	230	276	303	430	2,285
Income tax expense	(314)	(59)	(25)	(90)	(195)	(683)
Minority interest	—	—	(11)	(2)	(152)	(165)
Profit attributable to shareholders of Westpac Banking Corporation	732	171	240	211	83	1,437
Total assets	149,480	17,152	47,141	30,925	21,565	266,263
Total liabilities	102,557	12,382	28,404	18,224	87,803	249,370
Acquisition of fixed assets and intangible assets	(34)	2	68	25	175	236

(1)               Internal charges are eliminated on consolidation.

	Half Year Ended 31 March 2005
	Business and Consumer Banking	BT Financial Group	Institutional Banking	New Zealand Retail	Other	Total
	$m	$m	$m	$m	$m	$m
Revenue from external customers	5,130	529	1,208	1,315	998	9,180
Internal revenue(1)	159	14	1,672	(10)	(1,835)	—
Total segment revenue	5,289	543	2,880	1,305	(837)	9,180
Interest income	4,542	77	1,189	1,093	675	7,576
Interest expense	(1,478)	(1)	(540)	(408)	(2,592)	(5,019)
Internal charges(1)	(1,247)	(63)	(544)	(296)	2,150	—
Net interest income	1,817	13	105	389	233	2,557
Net non-interest income	588	452	19	222	323	1,604
Internal charges(1)	(23)	(20)	406	(19)	(344)	—
Total operating income	2,382	445	530	592	212	4,161
Depreciation and amortisation	(1)	(5)	(4)	(34)	(101)	(145)
Other non-cash expenses	(51)	(14)	(14)	(3)	(27)	(109)
Other operating expenses	(727)	(214)	(204)	(242)	(430)	(1,817)
Internal charges(1)	(429)	(28)	(60)	(9)	526	—
Total operating expenses	(1,208)	(261)	(282)	(288)	(32)	(2,071)
Impairment losses on loans	(152)	—	(30)	(17)	(4)	(203)
Reversals of impairment losses on loans	—	—	—	—	—	—
Profit before income tax	1,022	184	218	287	176	1,887
Income tax expense	(302)	(46)	27	(91)	(128)	(540)
Minority interest	—	—	(1)	(2)	(83)	(86)
Profit attributable to shareholders of Westpac Banking Corporation	720	138	244	194	(35)	1,261
Total assets	142,634	16,134	51,848	29,467	20,675	260,758
Total liabilities	95,551	11,874	31,906	18,019	87,553	244,903
Acquisition of fixed assets and intangible assets	35	5	10	40	89	179

(1)               Internal charges are eliminated on consolidation.

Note 9. Expenditure commitments

	31 March 2006	30 September 2005	31 March 2005
	$m	$m	$m
Commitments for capital expenditure not provided for in the financial statements
Payable within one year	48	32	28
Payable later than one year but not later than 5 years	12	5	—
Payable after 5 years	—	—	—
Total commitments for capital expenditure not provided for in the financial statements	60	37	28
Lease commitments (all leases are classified as operating leases)
Premises and sites	1,533	1,549	1,490
Furniture and equipment	5	8	16
Total lease commitments	1,538	1,557	1,506
Due within one year	226	235	215
Due after one year but not later than 5 years	680	667	599
Due after 5 years	632	655	692
Total lease commitments	1,538	1,557	1,506

As at 31 March 2006, the total future minimum lease payments expected to be received by both the Group and Westpac from non-callable sub-leases was $30 million (30 September 2005 $28 million and 31 March 2005 $34 million).

Operating lease arrangements

Operating leases are entered into to meet the business needs of the Group. Leases are primarily over commercial and industrial premises and plant and equipment. Lease rentals are determined in accordance with market conditions when leases are entered into or on rental review dates. Leased premises that have become excess to the Group’s business needs have been sublet where possible and any expected rental shortfalls fully provided for. There are no restrictions imposed on the Group by lease arrangements other than in respect of the specific premises being leased.

The Group has lease commitments resulting from the sale and lease back of various premises. These leases are generally for a term of five years with an option to extend for another five years. In most instances, other than the lease arrangements, the Group has no ongoing interests in the premises. In a small number of earlier sale and lease back arrangements the Group retained the right of first refusal to purchase the property.

On 7 March 2003, Westpac executed an agreement for lease (74,000 m2 of office space) with Leighton Properties Pty Limited in relation to new premises being developed at the northern end of Darling Harbour near King Street in Sydney, Australia. The new site is bounded by Kent, Erskine, Napoleon and Sussex streets. The building has been named ‘Westpac Place’. This project will result in the consolidation of our existing ten Sydney Central Business District offices into just two primary locations, being Westpac Place and our existing office at 60 Martin Place. The move involves the relocation of approximately 5,000 people.

Construction of the new premises is nearing completion. It will consist of two office towers of 21 and 32 levels linked by a common foyer and will include two levels of retail space, a retail branch, childcare facilities, an urban park, and both tenant and public parking. Westpac has signed a 12 year lease on the building with three six year options to extend. The completion of the building is expected in July 2006, with our employees progressively occupying the premises throughout 2006. The initial twelve year lease commitment is included in the lease commitment table above.

Significant long term contracts

On 1 December 2005, Westpac renewed its Managed Network Service agreement with Telstra Corporation for a further 5 year term. Under this agreement Telstra will provide voice, data and video services for the corporate and retail banking in Australia and Pacific Region. The annual cost of this agreement is approximately $80 million per annum.

On 4 February 2005, Westpac, in conjunction with the National Australia Bank and the Commonwealth Bank of Australia, entered into a twelve year arrangement with Fiserv Solutions Australia Pty Limited for the provision of voucher (cheque) processing services. As a result of this “utility” style agreement, Westpac’s existing agreement with Unisys Payment Services Limited for cheque processing will be terminated progressively as services are transitioned to the new provider. Westpac expects to incur costs of approximately $217 million in acquiring services from Fiserv under the contract over a period of approximately 12 years.

On 10 May 2004, Westpac entered into a five year agreement with Keycorp Payment Services for Electronic Funds Transfer Point of Sale (EFTPoS) terminals in Australia. Keycorp assumed responsibility for fleet services (including the provision of support and maintenance) of the EFTPoS terminals as well as all asset management functions. Keycorp is also responsible for the supply and management of the EFTPoS terminals and the Terminal Operating System and the integration with a new Terminal Application Management system. Westpac retains control over the merchant base (including contractual terms, fees and direct contact by Keycorp) as well as the decision as to what software applications are to be loaded on the EFTPoS fleet.

Note 10. Contingent liabilities, contingent assets and credit commitments

The Group is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers and in managing its own risk profile. These financial instruments include commitments to extend credit, bill endorsements, financial guarantees, standby letters of credit and underwriting facilities.

The Group’s exposure to credit loss in the event of non-performance by the other party to such financial instruments is represented by the contract or notional amount of those instruments. However, some commitments to extend credit and provide underwriting facilities can be cancelled or revoked at any time at the Group’s option.

The Group uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Group takes collateral where it is considered necessary to support, both on and off-balance sheet, financial instruments with credit risk. The Group evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral taken, if deemed necessary, on the provision of a financial facility is based on management’s credit evaluation of the counterparty. The collateral taken varies but may include cash deposits, receivables, inventory, plant and equipment, real estate and investments.

Off-balance sheet credit-risk related financial instruments are as follows:

	31 March 2006		30 September 2005		31 March 2005
	Contract or Notional Amount	Credit (1) Equivalent	Contract or Notional Amount	Credit (1) Equivalent	Contract or Notional Amount	Credit (1) Equivalent
	$m	$m	$m	$m	$m	$m
Credit -risk related instruments
Standby letters of credit and financial guarantees(2)	4,777	2,292	5,025	2,625	4,396	2,028
Trade letters of credit(3)	2,232	446	1,994	399	1,882	376
Non-financial guarantees(4)	6,317	3,127	5,973	2,987	5,415	2,707
Commitments to extend credit :
Residual maturity less than 1 year (5)	29,460	—	27,319	—	25,758	—
Residual maturity 1 year or more	29,252	9,802	28,497	9,824	26,764	9,290
Other commitments(6)	8,057	5,664	6,811	3,823	5,950	4,413
Total credit-risk-related instruments	80,095	21,331	75,619	19,658	70,165	18,814

(1)                                  Credit equivalents are determined in accordance with the APRA risk-weighted capital adequacy guidelines.

(2)                                  Includes $2.4 billion (30 September 2005: $2.4 billion and 31 March 2005: $2.4 billion) cash collateralised guarantees.

(3)                                  Trade letters of credit are for terms up to one year secured against an underlying shipment of goods or backed by a confirmatory letter from another bank.

(4)                                  Non-financial guarantees include other trade related letters of credit and obligations backing the performance of commercial contracts.

(5)                                  The credit conversion factor is 0% for credit commitments with a residual maturity of less than one year or which can be unconditionally cancelled by the Group at any time without notice.

(6)                                  Other commitments include forward purchases of assets, forward deposits, underwriting commitments and credit derivatives.

The credit commitments shown in the above table also constitute assets. These commitments would be classified as loans and other assets in the balance sheet on the contingent event eventuating.

Additional liabilities and commitments

Litigation

•                                          Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis and a provision has been made where appropriate within the credit litigation provision.

•                                          We are one of 20 defendants named in proceedings concerning the Bell Group of companies. The proceedings have been brought by the liquidators of several Bell Group companies and seek to challenge our entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s. The proceedings are complex and the trial is anticipated to continue for a further 6 months. Judgment is not expected for a reasonable time after the trial is concluded. It is not possible to estimate the potential impact, however, we believe that we have good prospects of success.

•                                          The New Zealand Commerce Commission has laid 105 charges (plus one duplicate charge) against us, along with several other New Zealand credit card providers, under the Fair Trading Act 1986 in relation to disclosure of international currency conversion fees charged on credit and debit card transactions. Penalties under the Fair Trading Act 1986 could include a fine of up to NZ$200,000 (A$170,838) per charge and refunds to customers of fees collected. A hearing in relation to those charges is scheduled for September 2006. The Commission has also served us with separate proceedings claiming refunds of the currency conversion fees paid by the customers during the relevant periods covered by this claim. In addition, the Commission has served 29 charges on The Warehouse Financial Services Limited, a member of the Westpac Group. The Warehouse Financial Services Limited is a joint venture with The Warehouse Limited, a New Zealand retailer, where 51% is held by Westpac Banking Corporation (and consolidated) and 49% held by The Warehouse Limited. No civil proceedings have been commenced against The Warehouse Financial Services Limited. The Commission has also served us with separate proceedings claiming refunds of the currency conversion fees paid by the customers during the relevant periods covered by the claim. We continue to assess our evidence and to consider options.

•                                          The New Zealand Inland Revenue Department (NZIRD) is reviewing a number of structured finance transactions undertaken in New Zealand and has issued revised assessments in respect of 7 transactions, 3 undertaken in the 1999 tax year, 2 undertaken in the 2000 tax year and 2 undertaken in the 2001 tax year. The maximum potential tax liability reassessed for the 1999 year is NZ$18 million (A$15 million) (NZ$25 million (A$21 million) with interest), for the 2000 year is NZ$61 million (A$52 million) (NZ$85 million (A$73 million) with interest) and for the 2001 year is NZ$90 million (A$77 million) (NZ$127 million) (A$108 million) with interest).

The NZIRD is also investigating other transactions undertaken by us, which have materially similar features to those for which assessments have been received. Should the NZIRD take the same position across all of these transactions, for the periods up to and including 31 March 2006, the overall primary tax in dispute will be approximately NZ$611 million (A$522 million) (this includes the amounts noted above). With interest this increases to approximately NZ$773 million (A$660 million) (calculated to 31 March 2006).

Proceedings disputing the reassessments with respect to the 1999 and 2000 tax years have been commenced and we will be commencing proceedings to dispute the reassessments in respect of the 2001 tax year. Westpac is confident that the tax treatment applied in all cases is correct. A ruling was sought from the NZIRD on an initial transaction in 1999 which, following extensive review by the NZIRD, was confirmed in early 2001. The principles underlying that ruling are applicable to, and have been followed in, all subsequent transactions.

We do not consider that the outcome of any other proceeding, either individually or in aggregate, is likely to have a material effect on our financial position.

Liquidity support

•                                          Westpac is a participant to the Interbank Deposit Agreement along with three other Australian banks. In accordance with the Interbank Deposit Agreement, a deposit notice may be served upon the other participants by a bank which is experiencing liquidity problems. The other participants are then required to deposit equal amounts of up to $2 billion each for a period of 30 days. At the end of 30 days the deposit holder has the option to repay the deposit in cash or by way of assignment of mortgages to the value of the deposit.

Note 11. Note to the cash flow statements

Reconciliation of net cash provided by operating activities to net profit attributable to equity holders of Westpac Banking Corporation

	Half Year Ended
	31 March 2006	30 September 2005	31 March 2005
	$m	$m	$m
Reconciliation of net cash provided by operating activities to net profit attributable to equity holders of WBC
Net profit attributable to equity holders of WBC	1,469	1,437	1,261
Adjustments:
Minority interests	25	165	86
Depreciation and amortisation	138	139	143
Increase/ (decrease) in sundry provisions and other non-cash items	564	339	295
Bad and doubtful debts	79	131	165
(Increase)/ decrease in derivative financial instruments	(567)	114	(1,943)
(Increase)/ decrease in trading assets	(4,839)	627	(506)
(Increase)/ decrease in trading liabilities	2,391	(171)	(503)
(Increase)/ decrease in accrued interest receivable	(163)	84	(141)
Increase in accrued interest payable	99	116	128
Increase/ (decrease) in provision for income tax	(225)	240	67
Increase/ (decrease) in provision for deferred income tax	(46)	(2)	(35)
Decrease in future income tax benefits	335	54	31
Net cash provided by operating activities	(740)	3,273	(952)
Details of assets and liabilities of controlled entities and businesses deconsolidated:
Cash at bank	—	—	54
Loans	—	25	—
Other investments	—	—	—
Fixed assets	—	1	641
Other assets	—	—	19
Other liabilities	—	(1)	(129)
Deposits	—		(21)
Minority interests	—	—	—
Net assets of entities and businesses disposed	—	25	564
Gain on disposal	—	—	10
Cash consideration (net of sale costs)	—	25	574
Less: Cash deconsolidated	—	—	(54)
Cash consideration (net of sale costs and cash held)	—	25	520

Note 12. Events subsequent to balance date

No events have occurred subsequent to balance date requiring disclosure.

Note 13. Explanation of transition to A-IFRS

This is the first year that the Group has presented its financial statements in accordance with A-IFRS. The last financial statements under AGAAP were for the year ended 30 September 2005 and, except as detailed in Note 1, the date of transition to A-IFRS was therefore 1 October 2004.

In the reconciliation tables detailed on the following pages adjustments to AGAAP include both presentation and recognition and measurement changes. The major impacts driving these adjustments are as follows:

Presentation changes to previously reported AGAAP comparatives:

In accordance with A-IFRS disclosure requirements certain items have been reclassified between specific asset and liability categories. The key presentation adjustments made for our reconciliations for periods prior to 1 October 2005 are as follows:

•                                          Financial assets and liabilities are required to be disclosed as a separate category on the face of the balance sheet. Accordingly derivative financial assets and liabilities have been reclassified from other assets and other liabilities.

•                                          Previously only trading securities were separately disclosed on the face of the balance sheet. Now all trading assets and trading liabilities are grouped    together. Other trading assets and liabilities have been reclassified from other assets and other liabilities.

•                                          Capitalised computer software costs have been reclassified. Amounts eligible for capitalisation have been reclassified from property plant and equipment and are now disclosed as intangible assets on the balance sheet. Additionally amortisation of capitalised computer software has been reclassified from equipment     and occupancy expenses to other expenses in the income statement.

•                                          An intangible asset acquired as part of a Wealth business acquisition has been reclassified out of other assets and moved to the new balance sheet category of goodwill and other intangible assets.

•                                          Certain other liabilities that meet the definition of provisions have been reclassified.

Further key presentation adjustments made for periods after 1 October 2005 are as follows:

•                                          Investment securities have predominately been reclassified into the new category of available-for-sale securities.

•                                          Certificates of deposit previously reported as part of deposits have been reclassified as deposits at fair value.

A-IFRS adjustments impacting on prior year comparatives

Goodwill

From the time of initial adoption of A-IFRS, goodwill acquired in business combinations is no longer required to be amortised, and instead is subject to impairment testing at least annually. If any impairments occur, they will be recognised immediately in the income statement. The goodwill amortised in the year ended 30 September 2005 under AGAAP of $168 million (31 March 2005: $83 million, 30 September 2005: $85 million) was reversed against opening retained profits on transition to A-IFRS.

In addition, 2005 AGAAP results included the recovery of amounts previously paid into certain managed funds to support tax values. Under AGAAP the recovery of these amounts was required to be reported in income, however on transition to A-IFRS the recovery of these amounts was adjusted against goodwill held on the balance sheet.

Share based payments

Under AGAAP the Group did not recognise an expense for performance options and performance share rights issued to staff or for new shares issued under the employee share plan. Under A-IFRS the Group recognises an expense for all share-based remuneration. The expense for performance options and performance share rights is the fair value of the instruments at grant date recognised over the relevant vesting period. The expense for shares issued under the employee share plan is the market value of the shares at date of issue. There will be no impact on total equity where shares are issued to satisfy awards, as the expense will be matched by an offsetting increase in equity. The Group has elected to include all unvested instruments held by employees in its calculation of expense for share based payments. The impact in 2005 of expensing share based payments was to increase operating expenses by $63 million (31 March 2005: $33 million, 30 September 2005: $30 million).

Consolidation of special purpose vehicles (SPVs)

A difference in the consolidation rules under A-IFRS and AGAAP resulted in the Group consolidating a number of SPVs used for the securitisation of the Group’s own and customers’ assets. The consolidation of these vehicles resulted in an increase in both assets and liabilities with no impact on net assets. Net interest income increased and non-interest income decreased. For the 2005 year the consolidation of SPVs resulted in an increase in net interest income of $20 million (31 March 2005: $15 million, 30 September 2005: $5 million), a reduction in non-interest income of $51 million (31 March 2005: $28 million, 30 September: $23 million) and an increase in both assets and liabilities of $6,840 million (31 March 2005: $7,561 million, 30 September: $6,840 million). Additionally, these changes resulted in the deconsolidation of an SPV. The deconsolidation resulted in a grossing up of the tax expense with a corresponding decrease in income due to the nature of the income earned in the SPV.

Treasury shares

Under A-IFRS shares in Westpac Banking Corporation held by the Group, including securities held in statutory life funds and consolidated managed investment vehicles, are reclassified as treasury shares and accounted for as a deduction from share capital. Any changes in the value of treasury shares held are recognised in equity at the time of disposal and dividends are not recognised as income or distributions. Recognition of income related to treasury shares is prohibited under A-IFRS. At 1 October 2004 an adjustment of $60 million was made to the opening balance sheet and income in 2005 was reduced by $32 million (31 March 2005: $20 million, 30 September 2005: $12 million).

Hybrid equity instruments

The Group has issued a number of hybrid Tier 1 instruments, which were classified as other equity interests under AGAAP. Under A-IFRS these instruments, with a carrying value of $2,925 million as at 1 October 2004, were presented as minority interests. Consistent with the change in presentation, the distributions on these instruments were reclassified out of profit attributable to equity holders of Westpac Banking Corporation and into net profit attributable to minority interests.

Other

The “other” adjustments category includes balance sheet impacts relating to the Westpac superannuation funds, where under A-IFRS unrecognised losses were reset to zero, impacting retained earnings and other balance sheet accounts, the deferral of previously recognised fee income and other items where the impact of the adjustments are not individually significant.

A-IFRS adjustments impacting on the restatement of the opening balance sheet as at 1 October 2005

Classification

As a result of the application of the new classification standards for financial instruments from 1 October 2005, new balance sheet classifications have been created and certain assets and liabilities have been moved to different balance sheet line items. The most significant adjustment was the reclassification of acceptance assets as loans, and acceptance liabilities as debt issues. Classification changes had no impact on shareholders’ equity.

Debt v equity classifications

From 1 October 2005 the Fixed Interest Resettable Trust Securities (FIRsTS) and Trust Preferred Securities 2004 (TPS 2004) hybrid equity instruments with a carrying value of $1,343 million previously classified as equity were reclassified as debt on the balance sheet. After 1 October 2005, distributions on these instruments are classified as interest expense in the income statement. Trust Preferred Securities 2003 (TPS 2003) continues to be classified as minority interests instruments in the balance sheet with its distributions included in net profit attributable to minority interests in the income statement.

Additionally, minority interests of $826 million in managed investment schemes controlled by the Group’s life companies were reclassified as debt and transferred to policyholder liabilities.

Insurance contracts

Under A-IFRS revised measurement rules, particularly relating to discount rates and amortisation periods, are applied when determining life insurance policyholder liabilities. Additionally, deferred acquisition costs and deferred entry fees are no longer included in the calculation of policyholder liabilities. As a result, as at 1 October 2005 policyholder liabilities increased by $142 million, other assets increased by $34 million and other liabilities increased by $24 million. Shareholders’ equity was reduced by $132 million as a result of these adjustments.

Effective yield

From 1 October 2005, certain lending and borrowing related fees received and costs paid are required to be deferred on the balance sheet and subsequently recognised as a yield adjustment to interest income or interest expense. Although there should be no impact on net income over time, the classifications of some income and expense items change and there will be some short term impacts, with greater levels of income deferred in the short term in a growing business.

Loan provisioning

At 1 October 2005 the application of the A-IFRS financial instruments standards to the loss estimation process resulted in an overall reduction in credit provisioning levels of $547 million. Provisions held for incurred losses related to off-balance sheet exposures and work out costs of $144 million were reclassified to provisions and $16 million for credit related items no longer included in credit provisions was transferred to other liabilities. Additionally, the carrying amount of loan assets increased by $38 million as amounts written off under AGAAP in excess of the write offs permitted by A-IFRS were reversed.

Derivatives and hedging

From 1 October 2005 A-IFRS requires that all derivative contracts, whether used as hedging instruments or otherwise, be recognised on the balance sheet at fair value. Transition adjustments at 1 October 2005 resulted in a reduction in the carrying value of derivative assets of $359 million, derivative liabilities by $211 million, the carrying value of assets reducing by $89 million and liabilities by $112 million reflecting the replacement of accruals with fair value carrying values. A cash flow hedge reserve of $51 million was recognised within equity. After tax, the transition adjustment for derivatives and hedging reduced shareholders’ equity by $63 million.

Other

The other items line summarises the impact of other adjustments that are not individually significant.

	1 October 2004 Effect of Transition to A-IFRS
	Previous AGAAP 30 September 2004	Presentation 1 October 2004 2004	Recognition and Measurement 1 October 2004 2004	Restated A-IFRS 1 October 2004 2004
	$m	$m	$m	$m
Assets
Cash and balances with central banks	1,800	—	1	1,801
Due from other financial institutions	9,538	—	4,761	14,299
Derivative financial instruments	—	8,343	(199)	8,144
Other trading assets	9,698	2,488	29	12,215
Investment securities	3,714	—	—	3,714
Loans	182,471	—	1,056	183,527
Life insurance assets	12,957	—	(117)	12,840
Acceptances of customers	5,534	—	—	5,534
Regulatory deposits with central banks overseas	523	—	—	523
Goodwill and other intangible assets	2,394	454	(21)	2,827
Property, plant & equipment	1,445	(376)	(20)	1,049
Deferred tax assets	838	—	67	905
Other assets	14,167	(10,909)	(273)	2,985
Total assets	245,079	—	5,284	250,363
Liabilities
Due to other financial institutions	7,071	—	—	7,071
Deposits and public borrowings	146,533	—	(256)	146,277
Derivative financial instruments	—	9,556	—	9,556
Other trading liabilities and other financial liabilities at fair value	—	3,829	—	3,829
Debt issues	36,188	—	5,908	42,096
Acceptances	5,534	—	—	5,534
Current tax liabilities	1	—	(1)	—
Deferred tax liabilities	110	—	(54)	56
Life insurance policy liabilities	10,782	—	—	10,782
Provisions	427	212	18	657
Other liabilities	17,685	(13,597)	115	4,203
Total liabilities excluding loan capital	224,331	—	5,730	230,061
Loan Capital
Subordinated bonds, notes and debentures	3,885	—	—	3,885
Subordinated perpetual notes	546	—	—	546
Total loan capital	4,431	—	—	4,431
Total liabilities	228,762	—	5,730	234,492
Net assets	16,317	—	(446)	15,871
Shareholders’ equity
Share capital	4,234	—	(50)	4,184
Reserves	(83)	—	162	79
Retained profits	7,812	—	(569)	7,243
Other equity interests	2,925	—	(2,925)	—
Total equity attributable to equity holders of Westpac Banking Corporation	14,888	—	(3,382)	11,506
Minority interests	1,429	—	2,936	4,365
Total shareholders’ equity and minority interests	16,317	—	(446)	15,871

	Recognition and Measurement 1 October 2004
	Goodwill	Share based payments	Consolidation SPVs	Treasury shares	Hybrid capital instruments	Other	Total
Assets
Cash and balances with central banks	—	—	1	—	—	—	1
Due from other financial institutions	—	—	4,761	—	—	—	4,761
Derivative financial instruments	—	—	(199)	—	—	—	(199)
Other trading assets	—	—	40	(11)	—	—	29
Investment securities	—	—	—	—	—	—	—
Loans	—	—	1,056	—	—	—	1,056
Other financial assets at fair value through the income statement	—	—	—	—	—	—	—
Life insurance assets	—	—	(68)	(49)	—	—	(117)
Acceptances of customers	—	—	—	—	—	—	—
Regulatory deposits with central banks overseas	—	—	—	—	—	—	—
Investments in controlled entities	—	—	—	—	—	—	—
Goodwill and other intangible assets	(21)	—	—	—	—	—	(21)
Property, plant & equipment	—	—	—	—	—	(20)	(20)
Deferred tax assets	—	6	—	—	7	54	67
Other assets	27	—	5	—	—	(305)	(273)
Total assets	6	6	5,596	(60)	7	(271)	5,284
Liabilities
Due to other financial institutions	—	—	—	—	—	—	—
Deposits and public borrowings	—	—	(256)	—	—	—	(256)
Derivative financial instruments	—	—	—	—	—	—	—
Other trading liabilities and other financial liabilities at fair value	—	—	—	—	—	—	—
Debt issues	—	—	5,908	—	—	—	5,908
Acceptances	—	—	—	—	—	—	—
Current tax liabilities	8	—	(8)	—	—	(1)	(1)
Deferred tax liabilities	—	—	—	—	—	(54)	(54)
Life insurance policy liabilities	—	—	—	—	—	—	—
Provisions	—	18	—	—	—	—	18
Other liabilities	—	—	(48)	—	—	163	115
Total liabilities excluding loan capital	8	18	5,596	—	—	108	5,730
Loan Capital
Subordinated bonds, notes and debentures	—	—	—	—	—	—	—
Subordinated perpetual notes	—	—	—	—	—	—	—
Total loan capital	—	—	—	—	—	—	—
Total liabilities	8	18	5,596	—	—	108	5,730
Net assets	(2)	(12)	—	(60)	7	(379)	(446)
Shareholders’ equity
Share capital	—	—	—	(50)	—	—	(50)
Reserves	—	79	—	—	—	83	162
Retained profits	(2)	(91)	—	(10)	(4)	(462)	(569)
Other equity interests	—	—	—	—	(2,925)	—	(2,925)
Total equity attributable to equity holders of Westpac
Banking Corporation	(2)	(12)	—	(60)	(2,929)	(379)	(3,382)
Minority interests	—	—	—	—	2,936	—	2,936
Total shareholders’ equity and minority interests	(2)	(12)	—	(60)	7	(379)	(446)

	31 March 2005 Effect of Transition to A-IFRS
	Previous AGAAP 31 March 2005	Presentation 31 March 2005	Recognition and Measurement 31 March 2005	Restated A-IFRS 31 March 2005
	$m	$m	$m	$m
Assets
Cash and balances with central banks	2,039	—	(1)	2,038
Due from other financial institutions	10,095	—	4,889	14,984
Derivative financial instruments	—	11,058	(199)	10,859
Other trading assets	10,323	2,337	26	12,686
Investment securities	2,898	—	—	2,898
Available-for-sale securities	—	—	—	—
Loans	188,969	—	2,893	191,862
Life insurance assets	12,711	—	(158)	12,553
Acceptances of customers	5,127	—	—	5,127
Regulatory deposits with central banks overseas	562	—	—	562
Goodwill and other intangible assets	2,302	485	62	2,849
Property, plant & equipment	801	(408)	(14)	379
Deferred tax assets	1,027	—	(153)	874
Other assets	16,817	(13,472)	(258)	3,087
Total assets	253,671	—	7,087	260,758
Liabilities
Due to other financial institutions	8,137	—	—	8,137
Deposits at amortised cost	145,814	—	(207)	145,607
Derivative financial instruments	—	11,162	—	11,162
Other trading liabilities and other financial liabilities at fair value	—	3,276	50	3,326
Debt issues	42,096	—	7,888	49,984
Acceptances	5,127	—	—	5,127
Current tax liabilities	79	—	(13)	66
Deferred tax liabilities	291	—	(269)	22
Life insurance policy liabilities	11,252	—	(2)	11,250
Provisions	396	122	10	528
Other liabilities	19,464	(14,560)	28	4,932
Total liabilities excluding loan capital	232,656	—	7,485	240,141
Loan Capital
Subordinated bonds, notes and debentures	4,257	—	—	4,257
Subordinated perpetual notes	505	—	—	505
Total loan capital	4,762	—	—	4,762
Total liabilities	237,418	—	7,485	244,903
Net assets	16,253	—	(398)	15,855
Shareholders’ equity
Share capital	4,523	—	(75)	4,448
Reserves	(178)	—	205	27
Retained profits	8,261	—	(540)	7,721
Other equity interests	2,923	—	(2,923)	—
Total equity attributable to equity holders of Westpac Banking Corporation	15,529	—	(3,333)	12,196
Minority interests	724	—	2,935	3,659
Total shareholders’ equity and minority interests	16,253	—	(398)	15,855

	Recognition and Measurement 31 March 2005
	Goodwill	Share based payments	Consolidation SPVs	Treasury shares	Hybrid capital instruments	Other	Total
Assets
Cash and balances with central banks	—	—	(1)	—	—	—	(1)
Due from other financial institutions	—	—	4,889	—	—	—	4,889
Derivative financial instruments	—	—	(199)	—	—	—	(199)
Other trading assets	—	—	29	(3)	—	—	26
Investment securities	—	—	—	—	—	—	—
Loans	—	—	2,893	—	—	—	2,893
Life insurance assets	—	—	(59)	(99)	—	—	(158)
Acceptances of customers	—	—	—	—	—	—	—
Regulatory deposits with central banks overseas	—	—	—	—	—	—	—
Goodwill and other intangible assets	61	—	—	—	—	1	62
Property, plant & equipment	—	—	—	—	—	(14)	(14)
Deferred tax assets	—	4	—	—	8	(165)	(153)
Other assets	17	—	9	—	—	(284)	(258)
Total assets	78	4	7,561	(102)	8	(462)	7,087
Liabilities
Due to other financial institutions	—	—	—	—	—	—	—
Deposits at amortised cost	—	—	(207)	—	—	—	(207)
Derivative financial instruments	—	—	—	—	—	—	—
Other trading liabilities and other financial liabilities at fair value	—	—	50	—	—	—	50
Debt issues	—	—	7,888	—	—	—	7,888
Acceptances	—	—	—	—	—	—	—
Current tax liabilities	5	—	(8)	—	—	(10)	(13)
Deferred tax liabilities	—	—	—	—	—	(269)	(269)
Life insurance policy liabilities	—	—	—	—	—	(2)	(2)
Provisions	—	9	—	—	—	1	10
Other liabilities	—	—	(162)	—	—	190	28
Total liabilities excluding loan capital	5	9	7,561	—	—	(90)	7,485
Loan Capital
Subordinated bonds, notes and debentures	—	—	—	—	—	—	—
Subordinated perpetual notes	—	—	—	—	—	—	—
Total loan capital	—	—	—	—	—	—	—
Total liabilities	5	9	7,561	—	—	(90)	7,485
Net assets	73	(5)	—	(102)	8	(372)	(398)
Shareholders’ equity
Share capital	—	—	—	(75)	—	—	(75)
Reserves	—	122	—	—	—	83	205
Retained profits	73	(127)	—	(27)	(4)	(455)	(540)
Other equity interests	—	—	—	—	(2,923)	—	(2,923)
Total equity attributable to equity holders of Westpac
Banking Corporation	73	(5)	—	(102)	(2,927)	(372)	(3,333)
Minority interests	—	—	—	—	2,935	—	2,935
Total shareholders’ equity and minority interests	73	(5)	—	(102)	8	(372)	(398)

	31 March 2005
	Previous AGAAP 31 March 2005	Presentation 31 March 2005	Recognition and Measurement 31 March 2005	Restated A-IFRS 31 March 2005
	$m	$m	$m	$m
Interest income	7,358	—	218	7,576
Interest expense	(4,813)	—	(206)	(5,019)
Net interest income	2,545	—	12	2,557
Non-interest income	1,659	—	(55)	1,604
Net operating income	4,204	—	(43)	4,161
Operating expenses:
Salaries and other staff expenses	(1,065)	—	(30)	(1,095)
Equipment and occupancy expenses	(299)	68	—	(231)
Other expenses	(753)	(68)	76	(745)
Impairment losses on loans	(203)	—	—	(203)
Profit from ordinary activities before income tax expense	1,884	—	3	1,887
Income tax expense	(541)	—	1	(540)
Net profit from ordinary activities after tax	1,343	—	4	1,347
Net profit attributable to minority interests	(18)	—	(68)	(86)
Total attributable to equity holders of Westpac Banking Corporation	1,325	—	(64)	1,261

	Recognition and Measurement 31 March 2005
	Goodwill	Share based payments	Consolidation SPVs	Treasury shares	Hybrid capital instruments	Other	Total
Interest income	—	—	216	—	—	2	218
Interest expense	—	—	(201)	—	—	(5)	(206)
Net interest income	—	—	15	—	—	(3)	12
Non-interest income	(9)	—	(28)	(20)	—	2	(55)
Net operating income	(9)	—	(13)	(20)	—	(1)	(43)
Operating expenses:
Salaries and other staff expenses	—	(33)	—	—	—	3	(30)
Equipment and occupancy expenses	—	—	—	—	—	—	—
Other expenses	83	—	(1)	—	—	(6)	76
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax expense	74	(33)	(14)	(20)	—	(4)	3
Income tax expense	4	3	14	—	(23)	3	1
Net profit from ordinary activities after tax	78	(30)	—	(20)	(23)	(1)	4
Net profit attributable to minority interests	—	—	—	—	(68)	—	(68)
Total attributable to equity holders of Westpac Banking Corporation	78	(30)	—	(20)	(91)	(1)	(64)

	30 September 2005
		Effect of Transition to A–IFRS			Effect of Adoption of AASB 132/139
	Previous AGAAP 30 September 2005	Presentation 30 September 2005	Recognition and Measurement 30 September 2005	Restated A-IFRS 30 September 2005	Presentation 1 October 2005	Recognition and Measurement 1 October 2005	Opening A-IFRS 1 October 2005
	$m	$m	$m	$m	$m	$m	$m
Assets
Cash and balances with central banks	1,844	—	1	1,845	—	—	1,845
Due from other financial institutions	10,896	—	4,467	15,363	—	8	15,371
Derivative financial instruments	—	10,119	(175)	9,944	—	(352)	9,592
Financial assets at fair value	—	—	—	—	—	1,643	1,643
Other trading assets	9,399	2,543	92	12,034	—	132	12,166
Available-for-sale securities	—	—	—	—	2,490	(1,885)	605
Investment securities	2,428	—	—	2,428	(2,428)	—	—
Loans	195,589	—	2,469	198,058	—	5,817	203,875
Life insurance assets	13,740	—	(145)	13,595	—	2	13,597
Acceptances of customers	4,864	—	—	4,864	—	(4,864)	—
Regulatory deposits with central banks overseas	347	—	—	347	—	1	348
Goodwill and other intangible assets	2,290	521	146	2,957	—	—	2,957
Property, plant & equipment	839	(447)	(13)	379	—	—	379
Deferred tax assets	945	—	(125)	820	—	(78)	742
Other assets	16,572	(12,736)	(207)	3,629	(62)	(355)	3,212
Total assets	259,753	—	6,510	266,263	—	69	266,332
Liabilities
Due to other financial institutions	10,654	—	—	10,654	—	51	10,705
Deposits at fair value	—	—	—	—	29,440	—	29,440
Deposits at amortised cost	149,454	—	(202)	149,252	(29,440)	96	119,908
Derivative financial instruments	—	10,514	—	10,514	—	(194)	10,320
Other trading liabilities and other financial liabilities at fair value	—	3,057	97	3,154	—	3,491	6,645
Debt issues	41,771	—	6,983	48,754	—	1,420	50,174
Acceptances	4,864	—	—	4,864	—	(4,864)	—
Current tax liabilities	317	—	(11)	306	—	(17)	289
Deferred tax liabilities	267	—	(247)	20	—	26	46
Life insurance liabilities	11,722	—	(5)	11,717	—	971	12,688
Provisions	415	216	20	651	—	144	795
Other liabilities	18,863	(13,787)	194	5,270	—	(206)	5,064
Total liabilities excluding loan capital	238,327	—	6,829	245,156	—	918	246,074
Loan Capital
Subordinated bonds, notes and debentures	3,702	—	—	3,702	—	1,298	5,000
Subordinated perpetual notes	512	—	—	512	—	—	512
Total loan capital	4,214	—	—	4,214	—	1,298	5,512
Total liabilities	242,541	—	6,829	249,370	—	2,216	251,586
Net assets	17,212	—	(319)	16,893	—	(2,147)	14,746
Shareholders’ equity
Share capital	5,296	—	(61)	5,235	—	—	5,235
Reserves:
Available-for-sale securities reserve	—	—	—	—	—	—	—
Share based payment reserve	—	—	142	142	—	—	142
Cash flow hedging reserve	—	—	—	—	—	51	51
Foreign currency translation reserve	(181)	—	85	(96)	—	25	(71)
Retained profits	8,777	—	(497)	8,280	—	(50)	8,230
Other equity interests	2,472	—	(2,472)	—	—	—	—

Total equity attributable to equity holders of Westpac Banking Corporation	16,364	—	(2,803)	13,561	—	26	13,587
Minority interests	848	—	2,484	3,332	—	(2,173)	1,159

Total shareholders’ equity and minority interests	17,212	—	(319)	16,893	—	(2,147)	14,746

	Effect of Transition to A-IFRS
	Recognition and Measurement 30 September 2005
		Share			Hybrid
		based	Consolidation	Treasury	capital
	Goodwill	payments	of SPVs	shares	instruments	Other	Total
Assets
Cash and balances with central banks	—	—	1	—	—	—	1
Due from other financial institutions	—	—	4,467	—	—	—	4,467
Derivative financial instruments	—	—	(175)	—	—	—	(175)
Other financial assets at fair value	—	—	—	—	—	—	—
Other trading assets	—	—	97	(5)	—	—	92
Available-for-sale securities	—	—	—	—	—	—	—
Investment securities	—	—	—	—	—	—	—
Loans	—	—	2,469	—	—	—	2,469
Life insurance assets	—	—	(53)	(92)	—	—	(145)
Acceptances of customers	—	—	—	—	—	—	—
Regulatory deposits with central banks overseas	—	—	—	—	—	—	—
Goodwill and other intangible assets	146	—	—	—	—	—	146
Property, plant & equipment	—	—	—	—	—	(13)	(13)
Deferred tax assets	—	6	—	—	8	(139)	(125)
Other assets	—	—	34	—	—	(241)	(207)
Total assets	146	6	6,840	(97)	8	(393)	6,510
Liabilities
Due to other financial institutions	—	—	—	—	—	—	—
Deposits at fair value	—	—	—	—	—	—	—
Deposits at amortised cost	—	—	(202)	—	—	—	(202)
Derivative financial instruments	—	—	—	—	—	—	—
Other trading liabilities and other financial liabilities at fair value	—	—	97	—	—	—	97
Debt issues	—	—	6,983	—	—	—	6,983
Acceptances	—	—	—	—	—	—	—
Current tax liabilities	—	—	(8)	—	—	(3)	(11)
Deferred tax liabilities	—	—	—	—	—	(247)	(247)
Life insurance policy liabilities	—	—	—	—	—	(5)	(5)
Due to controlled entities	—	—	—	—	—	—	—
Provisions	—	19	—	—	—	1	20
Other liabilities	—	—	(30)	—	—	224	194
Total liabilities excluding loan capital	—	19	6,840	—	—	(30)	6,829
Loan Capital
Subordinated bonds, notes and debentures	—	—	—	—	—	—	—
Subordinated perpetual notes	—	—	—	—	—	—	—
Total loan capital	—	—	—	—	—	—	—
Total liabilities	—	19	6,840	—	—	(30)	6,829
Net assets	146	(13)	—	(97)	8	(363)	(319)
Shareholders' equity
Share capital	—	—	—	(61)	—	—	(61)
Reserves:
Available-for-sale securities reserve	—	—	—	—	—	—	—
Share based payment reserve	—	142	—	—	—	—	142
Cash flow hedging reserve	—	—	—	—	—	—	—
Foreign currency translation reserve	—	—	—	—	—	85	85
Retained profits	146	(155)	—	(36)	(4)	(448)	(497)
Other equity interests	—	—	—	—	(2,472)	—	(2,472)

Total equity attributable to equity holders of Westpac Banking Corporation	146	(13)	—	(97)	(2,476)	(363)	(2,803)
Minority interests	—	—	—	—	2,484	—	2,484
Total shareholders' equity and minority interests	146	(13)	—	(97)	8	(363)	(319)

	Effect of Adoption of AASB 132/139
	Recognition and Measurement 1 October 2005
	Classification	Hybrid				Derivatives
	and	capital	Insurance	Effective	Loan	and
	measurement	instruments	contracts	Yield	provisioning	hedging	Other	Total
Assets
Cash and balances with central banks	—	—	—	—	—	—	—	—
Due from other financial institutions	1	—	—	—	—	7	—	8
Derivative financial instruments	7	—	—	—	—	(359)	—	(352)
Other financial assets at fair value	1,643	—	—	—	—	—	—	1,643
Other trading assets	132	—	—	—	—	—	—	132
Available-for-sale securities	(1,886)	—	—	—	—	1	—	(1,885)
Investment securities	—	—	—	—	—	—	—	—
Loans	5,140	—	—	5	729	(57)	—	5,817
Life insurance assets	2	—	—	—	—	—	—	2
Acceptances of customers	(4,864)	—	—	—	—	—	—	(4,864)
Regulatory deposits with central banks overseas	1	—	—	—	—	—	—	1
Goodwill and other intangible assets	—	—	—	—	—	—	—	—
Property, plant & equipment	—	—	—	—	—	—	—	—
Deferred tax assets	10	(4)	7	112	(178)	(25)	—	(78)
Other assets	(35)	—	34	(328)	5	(32)	1	(355)
Total assets	151	(4)	41	(211)	556	(465)	1	69
Liabilities
Due to other financial institutions	11	—	—	—	—	40	—	51
Deposits at fair value	—	—	—	—	—	—	—	—
Deposits at amortised cost	10	—	—	86	—	—	—	96
Derivative financial instruments	20	—	—	(6)	2	(211)	1	(194)
Other trading liabilities and other financial liabilities at fair value	3,491	—	—	—	—	—	—	3,491
Debt issues	1,673	—	—	(160)	—	(93)	—	1,420
Acceptances	(4,864)	—	—	—	—	—	—	(4,864)
Current tax liabilities	1	—	(3)	(16)	—	1	—	(17)
Deferred tax liabilities	7	—	10	56	(2)	(45)	—	26
Life insurance liabilities	3	826	142	—	—	—	—	971
Due to controlled entities	—	—	—	—	—	—	—	—
Provisions	—	—	—	—	144	—	—	144
Other liabilities	(180)	—	24	(6)	16	(60)	—	(206)
Total liabilities excluding loan capital	172	826	173	(46)	160	(368)	1	918
Loan Capital	—	—	—	—	—	—	—	—
Subordinated bonds, notes and debentures	—	1,343	—	(11)	—	(34)	—	1,298
Subordinated perpetual notes	—	—	—	—	—	—	—	—
Total loan capital	—	1,343	—	(11)	—	(34)	—	1,298
Total liabilities	172	2,169	173	(57)	160	(402)	1	2,216
Net assets	(21)	(2,173)	(132)	(154)	396	(63)	—	(2,147)
Shareholders' equity
Share capital	—	—	—	—	—	—	—	—
Reserves:
Available-for-sale securities reserve	—	—	—	—	—	—	—	—
Share based payment reserve	—	—	—	—	—	—	—	—
Cash flow hedging reserve	—	—	—	—	—	51	—	51
Foreign currency translation reserve	—	22	—	—	1	1	1	25
Retained profits	(21)	(22)	(132)	(154)	395	(115)	(1)	(50)
Other equity interests	—	—	—	—	—	—	—	—

Total equity attributable to equity holders of Westpac Banking Corporation	(21)	—	(132)	(154)	396	(63)	—	26
Minority interests	—	(2,173)	—	—	—	—	—	(2,173)
Total shareholders' equity and minority interests	(21)	(2,173)	(132)	(154)	396	(63)	—	(2,147)

	30 September 2005
	Previous AGAAP 30 September 2005	Presentation 30 September 2005	Recognition and Measurement 30 September 2005	Restated A-IFRS 30 September 2005
	$m	$m	$m	$m
Interest income	7,755	—	213	7,968
Interest expense	(5,055)	—	(211)	(5,266)
Net interest income	2,700	—	2	2,702
Non-interest income	1,901	—	(51)	1,850
Net operating income	4,601	—	(49)	4,552
Operating expenses:
Salaries and other staff expenses	(1,066)	—	(25)	(1,091)
Equipment and occupancy expenses	(297)	73	—	(224)
Other expenses	(793)	(73)	93	(773)
Impairment losses on loans	(179)	—	—	(179)
Profit from ordinary activities before income tax expense	2,266	—	19	2,285
Income tax expense	(681)	—	(2)	(683)
Net profit from ordinary activities after tax	1,585	—	17	1,602
Net profit attributable to minority interests	(92)	—	(73)	(165)
Total attributable to equity holders of Westpac Banking Corporation	1,493	—	(56)	1,437

	Recognition and Measurement 30 September 2005
	Goodwill	Share based payments	Consolidation SPVs	Treasury shares	Hybrid capital instruments	Other	Total
Interest income	—	—	215	—	—	(2)	213
Interest expense	—	—	(210)	—	—	(1)	(211)
Net interest income	—	—	5	—	—	(3)	2
Non-interest income	(18)	—	(23)	(12)	—	2	(51)
Net operating income	(18)	—	(18)	(12)	—	(1)	(49)
Operating expenses:
Salaries and other staff expenses	—	(30)	—	—	—	5	(25)
Equipment and occupancy expenses	—	—	—	—	—	—	—
Other expenses	85	—	—	—	—	8	93
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax expense	67	(30)	(18)	(12)	—	12	19
Income tax expense	4	3	18	—	(22)	(5)	(2)
Net profit from ordinary activities after tax	71	(27)	—	(12)	(22)	7	17
Net profit attributable to minority interests	—	—	—	—	(73)	—	(73)
Total attributable to equity holders of Westpac Banking Corporation	71	(27)	—	(12)	(95)	7	(56)

Note 14.  Reconciliation with US Generally Accepted Accounting Principles (US GAAP)

The consolidated interim financial statements of the Group are prepared in accordance with A-IFRS which differs in some material respects from Generally Accepted Accounting Principles in the United States (US GAAP). The following are reconciliations of net profit and equity attributable to equity holders of Westpac applying US GAAP instead of A-IFRS.

		Half Year Ended
		31 March	30 September	31 March
		2006	2005	2005
		$m	$m	$m
Statement of income

Net profit as reported under A-IFRS		1,469	1,437	1,261

Items having an effect of increasing (decreasing) reported income (related tax impact of item shown separately)
(i)	Premises and sites	44	—	38
(ii)	Goodwill fair value adjustments	—	18	(7)
	Related income tax (expense)	—	(5)	2
(iii)	Superannuation (pension expense/(credit)	(13)	(73)	30
	Related income tax (expense)/credit	4	21	(9)
(iv)	Wealth management	—	(12)	(13)
	Related income tax credit	—	4	4
(vi)	Employee share option compensation	—	4	—
	Employee share plan compensation	—	—	(18)
	Related income tax credit	—	—	6
(vii)	Other debt instruments	35	(15)	40
(vii)	Deconsolidation of trust preferred structures (under FIN 46R)	(175)	(15)	62
(viii)	Change in estimate - Allowance for loan losses	569	—	—
	Related income tax (expense)	(178)	—	—
(ix)	Other non-financial assets	—	(1)	(1)
	Related income tax credit	—	9	1
(x)	Capitalised software	(2)	(4)	(4)
	Related income tax credit	1	1	1
(xi)	Derivative instruments (under SFAS 133)	—	(2)	17
	Related income tax credit/(expense)	—	3	(5)
(xi)	Fair value hedges	(64)
	Related income tax credit	19
(xi)	Cash flow hedges	(27)
	Related income tax (expense)	8
(xii)	Restructuring costs	—	—	15
	Related income tax credit/(expense)	—	—	(5)
(xiv)	New Zealand Class shares	—	26	23
(xv)	Effective yield adjustments	8
	Related income tax (expense)/credit	(2)
(xvi)	Other	(109)	(27)	(3)
	Related income tax credit	30	8	1
Net income according to US GAAP		1,617	1,377	1,436

Adjustments to determine other comprehensive income under US GAAP (net of tax)
	Net income recognised directly in equity under A-IFRS	64	(1)	(95)
(vii)	Other debt instruments - FCTR adjustment	11	4	45
(v)	Unrealised net gain on available-for-sale securities	—	16	38
(xi)	Cash flow hedges	19	—	—
Total comprehensive income according to US GAAP		1,711	1,396	1,424
Equity attributable to equity holders of
Westpac Banking Corporation as reported under A-IFRS		13,478	13,561	12,196
Adjustments: (refer following commentary for details)
Item No.
(i)	Premises and sites	(27)	(71)	(71)
(ii)	Goodwill	355	355	344
(iii)	Superannuation (pension asset)	369	377	429
(iv)	Wealth management assets (net of tax)	—	(86)	(78)
(v)	Available-for-sale securities	—	156	140
(vii)	Other debt instruments	81	35	46
(vii)	Deconsolidation of trust preferred structures (under FIN 46R)	14	189	204
(ix)	Other non-financial assets	—	—	(8)
(x)	Capitalised Software	(25)	(24)	(21)
(xi)	Derivative instruments (under SFAS 133)	—	(7)	(8)
(xi)	Fair value hedges	(79)
(xiv)	New Zealand Class shares	—	—	451
(xv)	Effective yield adjustment	227
(xvi)	Other	(79)	232	173
Equity attributable to equity holders according to US GAAP		14,314	14,717	13,797

The following is a summary of the significant adjustments made to consolidated net profit, total assets, total liabilities and equity to reconcile A-IFRS results with US GAAP.  Some of these adjustments have been significantly impacted by or arise due to the Group presenting its financial statements for the first time in accordance with A-IFRS.

The Group has elected to apply the requirements of SFAS 155, Accounting for Certain Hybrid Financial Instruments – an amendment to FASB statements No.133 and 140 from the beginning of the period as permitted by the standard.

(i)            Premises and sites

Revaluations and depreciation

On transition to A-IFRS from 1 October 2004, the carrying value of the Group’s premises and sites has been restated to a historical cost basis.  The carrying value of premises and sites and the depreciation of buildings are now consistent with US GAAP.

Sale and leaseback

Under A-IFRS where properties are sold under a leaseback arrangement profit on sale is recognised immediately.  Under US GAAP the profit on sale is spread over the term of the initial lease.

(ii)        Goodwill

On transition to A-IFRS from 1 October 2004, goodwill ceased being amortised and is reviewed for impairment annually, or more frequently if indicators of impairment arise.  Goodwill is tested for impairment annually at cash-generating unit level.

Under US GAAP, effective 1 October 2002, the Group adopted Statement of Financial Accounting Standard (SFAS) 142 Goodwill and Other Intangible Assets.  Under SFAS 142, goodwill is no longer amortised but reviewed for impairment annually, or more frequently if certain impairment indicators or triggers arise.  Goodwill is tested for impairment at a ‘reporting unit’ level.

Adjustments have been made to reverse the difference in carrying value of goodwill related to the difference in implementation dates for ceasing amortisation and other fair value adjustments in respect of prior year acquisitions.

(iii)    Superannuation (pension) costs

For A-IFRS purposes, the Group recognises the actuarially assessed surpluses in its principal pension plans as an asset in the statement of financial performance.  The pension cost recognised in the statement of financial performance comprises the current service cost, an interest cost and an expected return on plan assets.  In addition, actuarial gains or losses which result from annual actuarial valuations, which exceed 10% of the greater of the present value of the defined benefit plan’s obligations or the market value of the defined benefit plan assets, are spread on a straight line basis over the expected remaining working lives of plan members.

US GAAP, SFAS 87 Employers’ Accounting for Pensions is now consistent with the principles of A-IFRS, however previously unrecognised actuarial gains or losses continue to be amortised to income as an adjustment to pension expense, on a straight line basis over the average remaining service period of plan members.

Adjustments have been made to the US GAAP reconciliation statement to reverse the recognition of the asset under A-IFRS and recognise the accumulated recognised surplus under US GAAP.

(iv)      Wealth management

Deferred acquisition costs

On transition to A-IFRS from 1 October 2004, only direct variable acquisition costs are deferred and recognised over the estimated life of the product.  In general the amounts deferred under A-IFRS will be consistent with those deferred under US GAAP.  However, during the half years ended 30 September 2005 and 31 March 2005 certain fixed costs which may not be deferred under US GAAP were also deferred.

(v)          Investment securities

Effective from 1 October 2005 the Group adopted Australian Accounting Standard AASB 139 Financial Instruments: Recognition and Measurement.  Under AASB 139 instruments previously classified as investment securities have been reclassified as available-for-sale securities.  The treatment of available-for-sale securities under A-IFRS and US GAAP is the same except that under A-IFRS foreign exchange gains and losses on available–for-sale securities is recognised in income while under US GAAP all gains and losses on available-for-sale securities are recognised in other comprehensive income.

Until 30 September 2005, the Group’s investment securities were initially recorded at cost, and subsequently at cost adjusted for amortisation of any premium or discount and any recoverable amount write-down.  Subject to the constraints of prudential and regulatory requirements, the Group’s investments would be generally classified as available-for-sale securities as defined by US GAAP (SFAS 115 Accounting for Certain Investments in Debt and Equity Securities).  SFAS 115 requires that these securities be reported at fair value, with unrealised gains and losses (net of tax) included in comprehensive income and reported as a separate component of equity, unless an unrealised loss is considered to be an other than temporary diminution in value.  The cost of securities sold or amounts reclassified out of accumulated other comprehensive income is specifically identified for the securities sold or reclassified in each reporting period.

(vi)      Employee share plan and share option remuneration

On transition to A-IFRS from 1 October 2004, the Group has recognised a cost for options, performance share rights and issued shares granted to employees under any of its share plans in the income statement in accordance with Australian Accounting Standard AASB 2 Share-based Payment.  Under AASB 2 the fair value of share-based payments at grant date is recognised as compensation expense over their expected vesting period. The Group has applied AASB 2 to all options and performance share rights granted prior to 1 October 2004 that were unvested at that date and to all subsequent grants.

Under US GAAP, effective from 1 October 2001, the Group adopted the fair value method of accounting under SFAS 123 Accounting for Stock-Based Compensation.  Under US GAAP revised SFAS 123 Share-based Payments (revised 2004) is effective to the Group from 1 October 2005 and has been applied using the modified prospective application method allowed by standard.  Under the modified prospective application method SFAS 123R is applied to all options and performance share rights granted after the effective date and to all outstanding awards at the effective date for which the requisite service has not been rendered by employees.

In respect of the Group’s options and performance share rights the A-IFRS is now consistent with US GAAP, except in respect of the comparative periods where the former SFAS 123 did not recognise a cost for awards forfeited due to market conditions applicable to the Group’s options and performance share rights not being satisfied.

In respect of the Group’s employee share plan A-IFRS is now consistent with US GAAP.  An adjustment has been made for the half year ended 31 March 2005 to reflect an expense for shares issued in respect of the previous financial year.

(vii)  Variable interest entities

Westpac has adopted the provisions of FASB Interpretation Number 46R Consolidation of Variable Interest Entities (FIN 46R) effective 1 October 2003 for US GAAP purposes.  The impact of adoption is summarised below.

Commercial paper conduit:

On transition to A-IFRS from 1 October 2004, the entity through which the Group arranges finance for certain customer transactions through a commercial paper conduit, Waratah Receivables Corporation Pty Limited (Waratah) has been consolidated by the Group.  In respect of Waratah, A-IFRS is now consistent with US GAAP.

Trust preferred securities:

Westpac has on issue hybrid Tier 1 capital instruments in the form of trust preferred securities through three dual trust structures.  In accordance with FIN 46R Westpac does not have a variable interest in the trusts and therefore is not the primary beneficiary.  As a result for US GAAP purposes, Westpac has deconsolidated the following trusts:

Instrument:	Trusts:
FIRsTS	Westpac First Trust and Westpac Second Trust
2003 TPS	Westpac Capital Trust III and Tavarua Funding Trust III
2004 TPS	Westpac Capital Trust IV and Tavarua Funding Trust IV

The consequence of not consolidating the above trusts is that the convertible debentures issued by Westpac’s New Zealand branch to Westpac Second Trust, Tavarua Funding Trust III and Tavarua Funding Trust IV are reflected as the outstanding debt securities for US GAAP purposes.

On transition to A-IFRS from 1 October 2004, the Group’s classification of these instruments changed from other equity interests to amounts attributable to minority interest.  Effective from 1 October 2005 following the adoption of Australian Accounting Standard AASB 132 Financial Instruments: Presentation and Disclosure the classification of FIRsTS and 2004 TPS changed to debt instruments.

The above has resulted in the following impact on the reconciliation with US GAAP:

•                  Distributions in respect of FIRsTS, 2003 TPS and 2004 TPS are deducted from the net profit attributable to equity holders of Westpac Banking Corporation either as amounts attributable to minority interests or interest expense under A-IFRS, accordingly no adjustment is now required in the US GAAP reconciliation of the statement of income in respect of these distributions;

•                  Issue costs in respect of instruments classified as minority interests under A-IFRS are amortised over the period to the first call date as part of interest on other debt instruments under US GAAP; and

•                  Cross currency swaps entered into by Westpac Second Trust and Tavarua Funding Trust III with Westpac Banking Corporation are external transactions to the Group for US GAAP purposes.  The effect of movements in exchange rates on these swaps is shown as the impact of deconsolidation of trust preferred structures (under FIN 46R) in the US GAAP reconciliation of the statement of income.

(viii) General provision for bad and doubtful debts

Effective from 1 October 2005 the Group adopted Australian Accounting Standard AASB 139 Financial Instruments: Recognition and Measurement.  In order to meet the specific requirements of AASB 139, the method used to estimate the Group’s provision for bad and doubtful debts was changed resulting in a reduction in the level of provision held.  As the requirements of AASB 139 are consistent with the requirements of US GAAP, the change in the amount of provision held was treated as a change in an estimate under US GAAP.

Until 30 September 2005, under Australian GAAP, the Group maintained a general provision for bad and doubtful debts which was treated as a deduction from loans.  Included within this provision as at 30 September 2005 was an amount of $179 million in respect of off-balance sheet credit related commitments.  Under US GAAP this component of the provision would be included in other liabilities.

(ix)     Other non-financial assets

In previous periods under Australian GAAP and US GAAP the remaining carrying value of the asset recognised following the sale of certain other non-financial assets was written off at 30 September 2005. Under US GAAP, the sale of these non-financial assets had been accounted for in a manner consistent with the principles of a sale and leaseback transaction as prescribed by SFAS 13 Accounting for Leases.

(x)   Capitalised software development costs

Under A-IFRS, the Group capitalises certain indirect costs incurred in developing computer software.  Under US GAAP these costs are expensed as incurred.

(xi) Accounting for derivative instruments and hedging activities

Effective from 1 October 2005 the Group adopted Australian Accounting Standard AASB 139 Financial Instruments: Recognition and Measurement.  Under AASB 139 all derivatives are required to be recognised on the balance sheet at fair value and hedge accounting is only available when specific conditions are met.

Under US GAAP the requirements of SFAS 133 Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities is similar to the requirements of AASB 139.  However, for US GAAP purposes the Group considers that, without undue cost, it could not substantiate that AASB 139 requirements in respect of cash flow hedges and fair value hedges would satisfy SFAS 133 requirements in respect of such hedges.

Fair value hedges

Under A-IFRS the change in fair value of a derivative designated as a fair value hedge is immediately recognised in the income statement.  To the extent that the hedge is effective the change in fair value of the risk being hedged is also recognised in the income statement with an offsetting adjustment to the carrying value of the hedged item. For US GAAP purposes the change in carrying value of such hedged items is not recognised.

Cash flow hedges

Under A-IFRS the change in fair value of a derivative that is effective as a cash flow hedge is initially recognised in a cash flow hedge reserve directly in equity and is subsequently recognised in the income statement when the hedged item impacts the income statement or the hedge is no longer effective. For US GAAP purposes the change in fair value of such derivatives is immediately recognised in the income statement.

(xii) Provision for restructuring

Under US GAAP in the previous period adjustments have been made to restructuring provisions recognised on the acquisition of BT Financial Group that were not allowed under US GAAP.

(xiii) Loan securitisation trusts

On transition to A-IFRS from 1 October 2004, certain trusts through which the Group has securitised housing mortgage loans have been consolidated.  Under US GAAP these trusts are qualifying special-purpose entities as described by SFAS 140 Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities and are not consolidated by the transferor.  This adjustment does not have any impact on equity and profit or loss.

(xiv) New Zealand Class shares

On transition to A-IFRS from 1 October 2004, the New Zealand Class shares were classified as minority interests until they were exchanged for Westpac ordinary shares on 11 July 2005.  In this period distributions on the New Zealand Class shares were treated as profit attributable to minority interests.  Under US GAAP the New Zealand Class shares were considered to be equivalent to Westpac ordinary shares and were not treated as minority interests.

(xv) Effective yield adjustment

Under US GAAP certain costs are required to be deferred and included in the calculation of effective yield. Under A-IFRS these costs are expensed as incurred.

(xvi) Other

Other adjustments reflect the impact of the deferral of previously recognised fees and the adjustment for treasury shares.

Statutory statements

DIRECTORS’ DECLARATION

In the Directors’ opinion:

a.               the consolidated financial statements and notes set out on pages 3 to 41:

(i)             comply with Accounting Standards, the Corporations Act 2001, the Corporations Regulations 2001 and other mandatory professional reporting requirements; and

(i)             give a true and fair view of the Group’s financial position as at 31 March 2006 and of its performance, as represented by the results of its operations and its cash flows, for the half year ended on that date; and

b.              there are reasonable grounds to believe that Westpac will be able to pay its debts as and when they become due and payable.

This declaration is made in accordance with a resolution of the Directors.

For and on behalf of the Board.

L.A. Davis	D.R. Morgan
Chairman	Managing Director and Chief Executive Officer

Sydney 4 May 2006

PricewaterhouseCoopers
ABN 52 780 433 757

Independent review report to the members of Westpac Banking Corporation	Darling Park Tower 2
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Statement	GPO BOX 2650
SYDNEY NSW 1171
Based on our review, which is not an audit, we have not become aware of any matter that makes	DX 77 Sydney
us believe that the financial report of Westpac Banking Corporation:	Australia
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• does not give a true and fair view, as required by the Corporations Act 2001 in Australia, of	Telephone +61 2 8266 0000
the financial position of the Westpac Banking Corporation Group (defined below) as at 31 March 2006 and of its performance for the half year ended on that date, and	Facsimile +61 2 8266 9999
• is not presented in accordance with the Corporations Act 2001, Accounting Standard
AASB 134: Interim Financial Reporting and other mandatory financial reporting requirements in Australia, and the Corporations Regulations 2001.

This statement must be read in conjunction with the rest of our review report.

Scope

The financial report and directors’ responsibility

The financial report comprises the balance sheet, income statement, statement of recognised income and expenses, statement of changes in shareholders’ equity, cash flow statement, accompanying notes to the financial statements, and the directors’ declaration for the Westpac Banking Corporation Group (the Group), for the half year ended 31 March 2006.  The Group comprises both Westpac Banking Corporation (Westpac) and the entities it controlled during that half year.

The directors of Westpac are responsible for the preparation and true and fair presentation of the financial report in accordance with the Corporations Act 2001.  This includes responsibility for the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial report.

Review approach

We conducted an independent review in order for Westpac to lodge the financial report with the Australian Securities and Investments Commission.  Our review was conducted in accordance with Australian Auditing Standards applicable to review engagements.  For further explanation of a review, visit our website http://www.pwc.com/au/financialstatementaudit.

We performed procedures in order to state whether, on the basis of the procedures described, anything has come to our attention that would indicate that the financial report does not present fairly, in accordance with the Corporations Act 2001, Accounting Standard AASB 134: Interim Financial Reporting and other mandatory financial reporting requirements in Australia, a view which is consistent with our understanding of the Group’s financial position and its performance as represented by the results of its operations, changes in equity and cash flows.

We formed our statement on the basis of the review procedures performed, which included:

•                  inquiries of Westpac’s personnel, and

•                  analytical procedures applied to financial data.

Our procedures include reading the other information included with the financial report to determine whether it contains any material inconsistencies with the financial report.

These procedures do not provide all the evidence that would be required in an audit, thus the level of assurance provided is less than that given in an audit. We have not performed an audit, and accordingly, we do not express an audit opinion.

While we considered the effectiveness of management’s internal controls over financial reporting when determining the nature and extent of our procedures, our review was not designed to provide assurance on internal controls.

Our review did not involve an analysis of the prudence of business decisions made by directors or management.

Independence

In conducting our review, we followed applicable independence requirements of Australian professional ethical pronouncements and the Corporations Act 2001.

PricewaterhouseCoopers

D.H. Armstrong	Sydney, Australia
Partner	4 May 2006